Exhibit 1.1

This exchange offer is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

(Stock Exchange Code 3222)

May 8, 2024

(Date of commencement of measures for electronic provision: May 1, 2024)

To Shareholders with Voting Rights:

Motohiro Fujita

President and Representative Director

United Super Markets Holdings Inc.

1 Kanda Aioi-cho, Chiyoda-ku, Tokyo

NOTICE OF THE 9TH ANNUAL GENERAL MEETING OF SHAREHOLDERS

Dear Shareholders:

We would like to express our appreciation to you for your continued support and patronage.

Please be informed that the 9th Annual General Meeting of Shareholders of United Super Markets Holdings Inc. (the “Company”) will be held for the purposes as described below.

The Company has taken measures for electronic provision in convening this General Meeting of Shareholders and posted matters subject to measures for electronic provision as the “NOTICE OF THE 9TH ANNUAL GENERAL MEETING OF SHAREHOLDERS” on the following websites on the Internet.

[The Company’s website]

https://www.usmh.co.jp/ir/shareholders (Japanese only)

●	Please access the above website and review the “NOTICE OF THE 9TH ANNUAL GENERAL MEETING OF SHAREHOLDERS” in the “Notice of Annual General Meetings of Shareholders and Related Materials” section.

[Tokyo Stock Exchange (TSE) website (Listed Company Search)]

https://www2.jpx.co.jp/tseHpFront/JJK020010Action.do?Show=Show

●	Please access the website of the TSE above, perform a search by inputting the name or securities code of the Company, and select “Basic information” and then “Documents for public inspection/PR information.”

If you are unable to attend the meeting in person, you can exercise your voting rights by mail (voting rights exercise form) or via the Internet, etc. Please review the Reference Documents for the General Meeting of Shareholders contained in the matters subject to measures for electronic provision and exercise your voting rights in accordance with the guidance on pages 3 to 4 of the Japanese original by 6 p.m. Japan time on Thursday, May 23, 2024.

1.	Date and Time:	Friday, May 24, 2024 at 10:00 a.m. Japan time
2.	Place:	Banquet Room “Hisho” (4th floor) Asakusa View Hotel 3-17-1 Nishiasakusa, Taito-ku, Tokyo, Japan

3.	Meeting Agenda:

	Matters to be reported:	1.	The Business Report, Consolidated Financial Statements for the Company’s 9th Fiscal Year (March 1, 2023 - February 29, 2024) and results of audits by the Accounting Auditor and the Audit & Supervisory Board of the Consolidated Financial Statements

		2.	Non-consolidated Financial Statements for the Company’s 9th Fiscal Year (March 1, 2023 - February 29, 2024)

Proposals to be resolved:

Proposal 1:	Election of Six (6) Directors

Proposal 2:	Election of One (1) Corporate Auditor

Proposal 3:	Approval of Share Exchange Agreement Between the Company and Inageya Co., Ltd.

■	Pursuant to the provisions of laws and regulations and Article 16, Paragraph 2 of the Articles of Incorporation of the Company, the following matters are not contained in the paper copy sent to shareholders who have requested it. The Corporate Auditors and the Accounting Auditor audit the documents subject to audit, including the following matters.

●	“Part of Matters Concerning the Current Situations of the Group,” “Matters Concerning Shares of the Company,” “Part of Matters Concerning Company Officers,” “Matters Concerning the Accounting Auditor,” and “Systems and Policies of the Company” in the Business Report

●	Consolidated Financial Statements

●	Non-Consolidated Financial Statements

●	Accounting Audit Report on the Consolidated Financial Statements

●	Accounting Audit Report on the Non-Consolidated Financial Statements

●	Audit Report of the Audit & Supervisory Board

●	Contents of the non-consolidated financial statements, etc. for the most recent business year of Inageya Co., Ltd. in “Proposal 3: Approval of Share Exchange Agreement Between the Company and Inageya Co., Ltd.” in the Reference Documents for the General Meeting of Shareholders

*	If any revisions are made to the matters subject to measures for electronic provision, the revised content will be posted on the websites listed on page 1.

◎	Video shooting and video/audio recording/keeping of the venue on the day of the meeting, as well as posting them on social media, are strictly prohibited.

◎	The meeting will be live-streamed and questions from investors are accepted in advance. Shareholders who desire to watch the livestream or send a question are asked to review pages 5 to 6 of the Japanese original of this NOTICE.

◎	Notice of Resolution of the Annual General Meeting of Shareholders will be posted on the abovementioned Company’s website in lieu of mailing the notice.

Requests for the exercise of voting rights

■	If you exercise your voting rights by mail

●	Please indicate your approval or disapproval for each proposed resolution on the enclosed voting right exercise sheet and return the sheet to us. If approval or disapproval is not indicated on the sheet, it will be treated as indicating your approval.

●	Please cut off the left part and return it to us.

●	Request for early mailing:

Many voting right exercise sheets arrive after the deadline for the exercise of voting rights. Please mail the sheet early.

●	Deadline:

The sheet must arrive by 6:00 p.m. on Thursday, May 23, 2024.

■	If you exercise your voting rights via the Internet

●	Please access the below-listed voting right exercise website via your personal computer or smartphone, follow the instructions on the screen, and register your approval or disapproval for each proposed resolution by the deadline for the exercise of voting rights.

●	If voting rights are exercised two or more times via the Internet, the last indication of approval or disapproval will be considered as effective.

●	Internet connection fees should be borne by the shareholder.

●	Voting right exercise website:

https://soukai.mizuho-tb.co.jp/

For details, please see the next page.

●	Deadline:

Voting rights must be exercised by 6:00 p.m. on Thursday, May 23, 2024.

●	If voting rights are exercised both in writing and via the Internet, the indication of approval or disapproval via the Internet will be considered as effective.

■	Attendance at the General Meeting of Shareholders

●	Please bring the enclosed voting right exercise sheet with you and submit it to the reception at the meeting site.

●	The General Meeting of Shareholders will be held from 10:00 a.m. on Friday, May 24, 2024.

●	If voting rights are exercised both in writing and via the Internet, the indication of approval or disapproval via the Internet will be considered as effective.

For institutional investors

In addition to exercising voting rights via the Internet, etc., if you apply in advance, you can use the electronic voting right exercise platform operated by Investor Communications Japan, Inc. (ICJ), funded by the Tokyo Stock Exchange and other organizations.

Information on the exercise of voting rights via the Internet

If voting rights are exercised two or more times via the Internet, the last indication of approval or disapproval will be considered as effective.

■	“Smart exercise” by reading the QR code

You can log in to the voting right exercise website without entering the voting right exercise code or password.

1.	Please read the QR code printed on the lower right part of the voting right exercise sheet.

(The “QR code” is a registered trademark of Denso Wave Inc.)

2.	Please enter your approval or disapproval according to instructions on the screen afterward.

“Smart exercise” allows you to exercise voting rights only once.

If you wish to change the voting rights exercised after exercising them, please access the voting right exercise website by entering the voting right exercise code and password as instructed to the right and exercise your voting rights again.

*If you read the QR code again, you can move to the voting right exercise website.

■	How to enter the voting right exercise code and password

1.	Please access the voting right exercise website.

https://soukai.mizuho-tb.co.jp/

2.	Please enter the voting right exercise code written on the voting right exercise sheet.

3.	Please enter the password written on the voting right exercise sheet. You need to change the password at the first log-in.

Please enter the password and set a new password that you will use in the second blank.

Please click the “Register” （「登録」）button.

4.	Please enter your approval or disapproval according to the instructions on the screen afterward.

If you make mistakes a certain number of times or more when entering the password, the screen will be locked. If the screen is locked, please follow the instructions shown on the screen.
If you have any questions on how to vote via Internet, please call Stock Transfer Agency Department of Mizuho Trust & Banking Co., Ltd. at 0120-768-524 (between 9:00 – 21:00)

Notice of live streaming and pre-submitted questions

1.	About live streaming

We will broadcast the General Meeting of Shareholders live over the Internet, allowing shareholders to watch from the comfort of their homes as detailed below. To view the live streaming, pre-registration is required. Please check the following details.

We will take privacy into consideration during the filming at the venue, but please be aware that shareholders may unavoidably appear in the video. Please understand this in advance.

Dedicated website

URL: https://us06web.zoom.us/webinar/register/WN_UnekrpVoSpmFP0IBbV2ucA

* We will send a confirmation email to shareholders who have registered.

After logging in to the dedicated website, please register the necessary information (shareholder number and email address). We will send you the URL (streaming address) via email at a later date, so please prepare accordingly.

Registration period	From May 1, 2024 (Wed) at 10:00 AM to May 19, 2024 (Sun) at 6:00 PM
Viewing method

On the day of the general meeting, you can watch via the dedicated website for shareholders.

* Note: The broadcast will be open about 15 minutes before the start, around 9:45 AM on the day.

* After receiving the email, please test your viewing environment on the viewing website in advance.

<Important notes regarding viewing the live streaming>

(1)	Due to unavoidable circumstances, it may not be possible to conduct the live streaming. In such cases, we will notify you on our website (https://www.usmh.co.jp).

(2)	Watching the live streaming does not constitute attendance at the General Meeting of Shareholders under the Companies Act, and we will not be able to accept any statements, including exercising voting rights or asking questions. Voting rights must be exercised in advance either in writing or via Internet.

(3)	Viewing is limited to the shareholder themselves.

(4)	It is strictly prohibited to film, record, save, or share the live streaming on social media or any other platforms.

(5)	Please be aware that issues with the video or audio may occur depending on your computer environment (model, performance, etc.) or Internet connection (line condition, speed, etc.).

(6)	Depending on your device or network environment, it may not be possible to view the live streaming, so please use an alternative access method in such cases.

(7)	Any costs associated with viewing (Internet connection fees, communication charges, etc.) will be borne by the shareholder.

2.	About receiving pre-submitted questions

The general meeting will accept pre-submitted questions through the dedicated website. After logging in to the dedicated website (shareholder number and email address), please make use of it. We plan to respond to the questions received on the day of the general meeting. Please note that the content of the questions will be related to the agenda of the general meeting.

■ Dedicated website URL: https://usmh.iqform.jp/form/sokai_9/ * We will send a confirmation email to shareholders who have registered.

Registration period	From May 1, 2024 (Wed) at 10:00 AM to May 19, 2024 (Sun) at 6:00 PM
How to enter questions	You may submit one question per person, and only once.

Contact information for the dedicated website

United Super Markets Holdings Inc.

Human Resources and General Affairs, TEL 03-3526-4761

Reception hours: Weekdays from 10:00 AM to 6:00 PM (excluding Saturdays, Sundays, and public holidays)

Location to enter the shareholder number

The shareholder number

Reference Documents for the General Meeting of Shareholders

Proposals and References

Proposal 1:	Election of Six (6) Directors

The terms of office of all nine (9) Directors will expire at the conclusion of this year’s Annual General Meeting of Shareholders. In order to strengthen the supervisory function of Directors and further clarify the business execution structure of Executive Officers, the Company has decided to introduce an Executive Officer System. Accordingly, the Company proposes that the number of Directors be reduced by three (3) and that six (6) Directors be elected, including three (3) Outside Directors. The three (3) Outside Directors satisfy the requirements for Independent Director prescribed by the Tokyo Stock Exchange and the Criteria for Independence of Independent Outside Directors/Corporate Auditors specified by the Company as described on page 11. The Company has determined the matters on page 11 as the policy for nomination of candidates for Director and all the candidates for Director satisfy these requirements.

■	List of candidates for Director

No.	Name		Position at the Company	Attendance at the Board of Directors meeting
1	Motohiro Fujita	Re-appointed	President and Representative Director	100.0% (12/12)
2	Masaharu Homma	Re-appointed	Vice President and Representative Director	100.0% (12/12)
3	Motoya Okada	Re-appointed	Director and Advisor	100.0% (12/12)
4	Shigekazu Torikai	Re-appointed Outside Director Independent Director	Director	100.0% (12/12)
5	Naoko Makino	Re-appointed Outside Director Independent Director	Director	100.0% (12/12)
6	Shinobu Okamoto	Newly appointed Outside Director Independent Director	Corporate Auditor	100.0% (12/12)

No.	Name (Date of birth)	Career summary, positions and assignment in the Company and significant concurrent positions		Number of shares of the Company held
1	Motohiro Fujita (July 11, 1955) Re-appointed	March 1978	Joined KASUMI CO., LTD.	142,900
		May 2000	Director, KASUMI CO., LTD.
		May 2004	Managing Director, KASUMI CO., LTD.
		March 2005	Senior Executive Officer; Manager, Business Services Division; Manager, Compliance Control Office, KASUMI CO., LTD.
		May 2006	Manager, Development Division, KASUMI CO., LTD.
		May 2007	Senior Managing Director, KASUMI CO., LTD.
		February 2009	Manager, Store Development and Service Division, KASUMI CO., LTD.
		September 2010	Manager, Sales Managing Division; Manager, Food Market Managing Division, KASUMI CO., LTD.
		September 2011	Manager, Sales Control Division; Manager, Food Market Managing Division, KASUMI CO., LTD.
		March 2012	President and Representative Director, KASUMI CO., LTD.
		March 2015	Executive Vice-President, the Company
		March 2017	President and Representative Director, the Company (to present)
Executive Officer responsible for the Supermarket Business, AEON CO., LTD.
Director, KASUMI CO., LTD.
		May 2017	Director, MAXVALU KANTO CO., LTD. (to present)
		March 2019	Vice President and Representative Executive Officer responsible for the Supermarket Business, AEON CO., LTD.
		March 2020	Vice President and Representative Executive Officer responsible for the Supermarket Business and Merchandise/Logistics, AEON CO., LTD.
		March 2021	Vice President and Representative Executive Officer responsible for the Supermarket Business, AEON CO., LTD.
		March 2022	Executive Officer and Vice Chairman, AEON CO., LTD.
		March 2024	Chairman and Director, KASUMI CO., LTD. (to present)

[Reasons to be nominated as candidate for Director]

Mr. Motohiro Fujita is the President and Representative Director of the Company and has abundant experience and an excellent track record as a corporate manager in the formulation of medium- and long-term strategies, implementation of structural reforms, etc. The Company nominated him as a candidate for Director based on the judgment that his experience and insight make him a suitable person to serve as the Company’s Director.

[Special interests] There are no special interests between Mr. Motohiro Fujita and the Company.

No.	Name (Date of birth)	Career summary, positions and assignment in the Company and significant concurrent positions		Number of shares of the Company held
2	Masaharu Homma (October 11, 1969) Re-appointed	March 1992	Joined The Maruetsu, Inc.	12,550
		March 2010	Manager, Corporate Planning Department, Corporate Planning Division, The Maruetsu, Inc.
		May 2013	Executive Officer; Manager, Corporate Planning Department, Corporate Planning Division, The Maruetsu, Inc.
		May 2015	Director, MAXVALU KANTO CO., LTD.
		March 2017	Executive Officer responsible for administration; General Manager, Corporate Planning Division, The Maruetsu, Inc.
		March 2019	Executive Officer; General Manager, Corporate Planning Division, The Maruetsu, Inc.
		May 2019	Managing Executive Officer; General Manager, Corporate Planning Division, The Maruetsu, Inc.
		May 2020	Director and Managing Executive Officer, General Manager, Corporate Planning Division, The Maruetsu, Inc.
		May 2021	Director, the Company
		March 2023	President and Representative Director, The Maruetsu, Inc. (to present)
		May 2023	Vice President and Representative Director, the Company (to present)

[Reasons to be nominated as candidate for Director]

Mr. Masaharu Homma is the President and Representative Director of a subsidiary of the Company and has experience and an excellent track record as a corporate manager in finance, accounting, investment strategies, etc. The Company nominated him as a candidate for Director based on the judgment that his experience and insight make him a suitable person to serve as the Company’s Director.

[Special interests] There are no special interests between Mr. Masaharu Homma and the Company.
3	Motoya Okada (June 17, 1951) Re-appointed	March 1979	Joined JUSCO Co., Ltd. (currently AEON CO., LTD.)	0
		May 1990	Director, JUSCO Co., Ltd.
		February 1992	Managing Director, JUSCO Co., Ltd.
		May 1995	Senior Managing Director, JUSCO Co., Ltd.
		June 1997	President and Representative Director, JUSCO Co., Ltd.
		May 2002	Director and Advisor, AEON Mall Co., Ltd. (to present)
		May 2003	Director, President and Representative Executive Officer, AEON CO., LTD.
		May 2004	Director and Advisor, KASUMI CO., LTD.
		November 2005	Outside Director and Advisor, TSURUHA HOLDINGS Inc.
		March 2012	Director, President and Representative Executive Officer, and Group CEO, AEON CO., LTD.
		August 2014	Outside Director, KUSURI NO AOKI HOLDINGS CO., LTD. (to present)
		November 2014	Director, WELCIA HOLDINGS CO., LTD. (to present)
		March 2015	Director and Advisor, the Company (to present)
		March 2020	Director, Chairman and Representative Executive Officer, AEON CO., LTD. (to present)

[Reasons to be nominated as candidate for Director]

Mr. Motoya Okada is Director, Chairman and Representative Executive Officer of AEON CO., LTD. and has abundant experience and an excellent track record as a corporate manager who leads the AEON Group. The Company nominated him as a candidate for Director based on the judgment that his experience and insight make him a suitable person to serve as the Company’s Director.

[Special interests]

Mr. Motoya Okada is Director, Chairman and Representative Executive Officer of AEON CO., LTD. Transactions between the AEON Group and the Company’s subsidiaries The Maruetsu, Inc., KASUMI CO., LTD. and MAXVALU KANTO CO., LTD. include procurement of merchandise, store leasing, contracted credit operations, purchase of facilities, and member store contracts.

No.	Name (Date of birth)	Career summary, positions and assignment in the Company and significant concurrent positions		Number of shares of the Company held
4	Shigekazu Torikai (March 12, 1947) [Outside Director] [Independent Director] Re-appointed	April 1975	Joined a tax accountant office	0
		April 1990	Registered as Attorney
		April 1994	Representative, Torikai Management and Law Office (currently Torikai Law Office) (to present)
		March 2015	Director, the Company (to present)
		June 2017	External Member of the Audit & Supervisory Board, Kurita Water Industries Ltd.
		June 2018	Outside Director, RISO KAGAKU CORPORATION
		January 2023	Outside Director, Murakoshi Holdings (to present)

[Reasons to be nominated as candidate for Outside Director and his expected roles]

Mr. Shigekazu Torikai has abundant experience of corporate legal affairs as an attorney-at-law and extensive knowledge of tax affairs and accounting. The Company considers that he can fulfill his duties as Outside Director appropriately and serve as Chairman of the Advisory Committee to supervise management in a highly effective way from an independent and objective standpoint by utilizing his experience and knowledge.

[Special interests] There are no special interests between Mr. Shigekazu Torikai and the Company.
[Years of service as Outside Director] Mr. Shigekazu Torikai will have served as Outside Director for nine years and two months at the conclusion of this General Meeting of Shareholders.
5	Naoko Makino (January 28, 1968) [Outside Director] [Independent Director] Re-appointed	April 1990	Joined Asako Aramaki Office Co., Ltd.	0
		January 1996	Freelance (Member of Association of Freelance Dieticians in Nakano Ward)
		March 2004	Representative Director, Studio Ku Ltd. (to present)
		May 2007	Council and Member of Editorial Committee, Japan Society of Food Science Education
		April 2013	Councilor, General Incorporated Association Japan Society of Food Science Education; Member of Editorial Committee, General Incorporated Association Japan Society of Food Science Education
		January 2016	Member of Planning Committee, General Incorporated Association Japan Society of Food Science Education (to present)
		May 2016	Director, the Company (to present)
		January 2022	Councilor, General Incorporated Association Japan Society of Food Science Education (to present); Member of Award Nomination Committee, General Incorporated Association Japan Society of Food Science Education

[Reasons to be nominated as candidate for Outside Director and her expected roles]

Ms. Naoko Makino started her career as a managerial dietician and currently is a member of the Japan Society for the Study of Obesity and serves as a lecturer for the lifelong education program of Kagawa Nutrition University and as a lecturer of Kagawa Nutrition University. The Company considers that she can leverage her abundant experience of food as a culinary expert and extensive knowledge about nutrition and cookery for management of the Company and also serve as a member of the Advisory Committee to supervise management in a highly effective way from an independent and objective standpoint.

[Special interests] There are no special interests between Ms. Naoko Makino and the Company.
[Years of service as Outside Director] Ms. Naoko Makino will have served as Outside Director for eight years at the conclusion of this General Meeting of Shareholders.

No.	Name (Date of birth)	Career summary, positions and assignment in the Company and significant concurrent positions		Number of shares of the Company held
6	Shinobu Okamoto (June 18, 1954) [Outside Director] [Independent Director] Newly appointed	April 1977	Co-ordination Division, Management and Co-ordination Department, Tokyo Regional Taxation Bureau	0
		July 2005	Special Officer (Planning and Co-ordination), First Taxation Department, Tokyo Regional Taxation Bureau
		July 2006	District Director, Kawashima Tax Office (Tokushima Prefecture), Takamatsu Regional Taxation Bureau
		July 2007	Chief Examiner, Third Taxation Department, Tokyo Regional Taxation Bureau
		July 2008	Director, Planning Division, Management and Co-ordination Department, Tokyo Regional Taxation Bureau
		July 2009	Director, First Personnel Division, Management and Co-ordination Department, Tokyo Regional Taxation Bureau
		July 2012	Chief Internal Inspector, Commissioner’s Secretariat, National Tax Agency
		June 2013	Assistant Regional Commissioner (Management and Co-ordination), Nagoya Regional Taxation Bureau
		July 2014	Regional Commissioner, Kumamoto Regional Taxation Bureau
		October 2015	Representative Partner, Shinobu Okamoto Certified Tax Accountant Office (to present)
		May 2016	Corporate Auditor, the Company (to present)
		June 2019	Outside Audit & Supervisory Board Member, YAMAICHI ELECTRONICS CO., LTD.
		June 2022	Outside Director (Audit and Supervisory Committee Member), YAMAICHI ELECTRONICS CO., LTD. (to present)

[Reasons to be nominated as candidate for Outside Director and his expected roles]

Mr. Shinobu Okamoto has abundant experience of corporate accounting as a tax accountant and extensive knowledge of tax affairs and accounting. He has appropriately performed his duties as an Outside Corporate Auditor of the Company from an independent and objective standpoint by utilizing his abundant experience and knowledge. The Company considers that he can also fulfill his duties as Outside Director appropriately and continue to serve as a member of the Advisory Committee to supervise management in a highly effective way from an independent and objective standpoint.

[Special interests] There are no special interests between Mr. Shinobu Okamoto and the Company.
[Years of service as Outside Corporate Auditor] Mr. Shinobu Okamoto will have served as Outside Corporate Auditor for eight years at the conclusion of this General Meeting of Shareholders.

(Notes)

1.	The Company has entered into agreements with Mr. Shigekazu Torikai and Ms. Naoko Makino to limit their liability pursuant to Article 423, Paragraph 1 of the Companies Act to the minimum amount stipulated in Article 425 of the said Act. Subject to approval of their reelection, the Company intends to continue the said agreements with them. In addition, subject to approval of election of Mr. Shinobu Okamoto, the Company intends to enter into a similar agreement with him.
2.	The Company has entered into a directors and officers liability insurance contract with an insurance company, which covers any loss or damage that may arise due to the insured assuming responsibilities for the execution of their duties or receiving a claim pertaining to the pursuit of such responsibilities. All candidates for Director will be covered as the insured under the said insurance contract. The Company plans to renew the said contract with the same contents the next time it expires.
3.	Of the candidates for Director, Mr. Shigekazu Torikai, Ms. Naoko Makino, and Mr. Shinobu Okamoto are candidates for Outside Director.
4.	Mr. Shigekazu Torikai, Ms. Naoko Makino, and Mr. Shinobu Okamoto satisfy the requirements for Independent Director prescribed by the Tokyo Stock Exchange and the Company designated Mr. Shigekazu Torikai, Ms. Naoko Makino, and Mr. Shinobu Okamoto as Independent Directors prescribed by the Tokyo Stock Exchange on which the Company’s shares are listed and submitted a notification of the designation to the said Exchange. The Company considers that they satisfy the Criteria for Independence of Independent Outside Directors/Corporate Auditors specified by the Company.
5.	The number of shares of the Company held is the number of shares of the Company held as of February 29, 2024. It does not include the number of shares of the Company held through the Executives’ Shareholding Association.

Proposal 2:	Election of One (1) Corporate Auditor

The term of office of Corporate Auditor Mr. Shinobu Okamoto will expire at the conclusion of this year’s Annual General Meeting of Shareholders, and Corporate Auditor Mr. Chiharu Takeshima will resign. Accordingly, the election of one (1) Corporate Auditor is proposed.

If this proposal is approved, the number of Corporate Auditors of the Company will be reduced by one (1) to four (4), but considering the current status of the Company’s audit system, the Company believes that it will be able to continuously ensure the effectiveness of audits.

The Company has specified the following matters as a policy for nomination of candidates for Corporate Auditor and the candidates for Corporate Auditor satisfy these requirements. The Audit & Supervisory Board has previously given its approval to this proposal.

■	Candidate for Corporate Auditor

Name		Attendance at the Board of Directors meeting	Attendance at Audit & Supervisory Board meeting
Satoshi Mitsui	Newly appointed Outside Corporate Auditor Independent Corporate Auditor	—	—

“Policy for Nomination of Candidates for Corporate Auditor”

Based on the management philosophy of the Company, the person shall audit execution of duties of Directors and prevent violation of laws and regulations or the Articles of Incorporation and also be capable of contributing to maintenance and improvement of sound management and social credibility of the Company. The person shall be capable of contributing to securing soundness of management by auditing execution of duties of Directors audits from a neutral and objective perspective.

Name (Date of birth)	Career summary, positions in the Company and significant concurrent positions		Number of shares of the Company held
Satoshi Mitsui (January 31, 1977) [Outside Corporate Auditor] [Independent Corporate Auditor] Newly appointed	December 2004	Joined ChuoAoyama Audit Corporation	0
	July 2007	Joined Ernst & Young ShinNihon
	November 2010	Joined Hongo Tsuji Tax & Consulting
	January 2014	Established Mitsui CPA and Tax Accountant Office (currently Mitsui CPA Office) Director (to present)
	January 2014	Established Gentle Partners Co., Ltd. Representative Director (to present)
	December 2017	Outside Corporate Auditor, NITCHO CORPORATION
	September 2018	Established Futaba Tax Accountant Corporation, Representative Partner (to present)
	December 2018	Outside Director (Audit and Supervisory Committee Member), NITCHO CORPORATION (to present)

[Reasons to be nominated as candidate for Outside Corporate Auditor]

Mr. Satoshi Mitsui has abundant experience of corporate accounting as a tax accountant and deep insight cultivated through his experience as a corporate manager. The Company considers that he can fulfill his duties as Outside Corporate Auditor appropriately by utilizing his extensive knowledge of tax affairs and accounting in management.

[Special interests] There are no special interests between Mr. Satoshi Mitsui and the Company.

(Notes)

1.	The candidate for Corporate Auditor Mr. Satoshi Mitsui is a candidate for Outside Corporate Auditor.
2.	Mr. Satoshi Mitsui satisfies the requirements for Independent Auditor prescribed by the Tokyo Stock Exchange and the Company designated Mr. Satoshi Mitsui as an Independent Auditor prescribed by the Tokyo Stock Exchange on which the Company’s shares are listed and submitted a notification of the designation to the said Exchange. The Company considers that he satisfies the Criteria for Independence of Independent Outside Directors/Corporate Auditors specified by the Company.
3.	Subject to approval of election of Mr. Satoshi Mitsui, the Company intends to enter into an agreement with him to limit his liability pursuant to Article 423, Paragraph 1 of the Companies Act to the minimum amount stipulated in Article 425 of the said Act.
4.	The Company has entered into a directors and officers liability insurance contract with an insurance company, which covers any loss or damage that may arise due to the insured assuming responsibilities for the execution of their duties or receiving a claim pertaining to the pursuit of such responsibilities. Corporate Auditor candidate Mr. Satoshi Mitsui will be covered as the insured under the said insurance contract. The Company plans to renew the said contract with the same contents the next time it expires.
5.	The number of shares of the Company held is the number of shares of the Company held as of February 29, 2024. It does not include the number of shares of the Company held through the Executives’ Shareholding Association.

<Reference>

“Policy for Nomination of Candidates for Director”

In nominating candidates for Director, the Company sees whether the person is capable of contributing to further development of the entire group, based on the management philosophy of the Company. In addition, the Company comprehensively takes into consideration whether the person is capable of precisely identifying the issues of the divisions he or she is responsible for and solving the problems in cooperation with other managers and employees, has insights concerning compliance with laws and regulations and corporate ethics, and has other necessary qualities. The table below shows Directors’ skills and expertise that are expected to enhance the effectiveness of the Board of Directors.

Name	Title	Corporate Management	HR / Organizational Development	Financial/Accounting Investment Strategy	Legal / Governance	Business Transformation	Global Perspective	Consumer Perspective
Motohiro Fujita	Director Candidate	●	●			●
Masaharu Homma		●	●	●
Motoya Okada		●				●	●
Shigekazu Torikai	Director Candidate (Outside/Independent)	●		●	●
Naoko Makino								●
Shinobu Okamoto			●	●	●
Takeshi Nemoto	Corporate Auditor		●		●
Tadayoshi Yoyogi					●
Hirofumi Ishimoto	Corporate Auditor (Outside)			●	●
Satoshi Mitsui	Corporate Auditor Candidate (Outside/Independent)			●	●

“Criteria for Independence of Independent Outside Directors/Corporate Auditors”

1.	He/she does not currently serve as Director (excluding Outside Director), Corporate Auditor (excluding Outside Corporate Auditor), Executive Officer, or employee of the Company or the Company’s subsidiaries (hereinafter the “U.S.M.H Group”) and he/she has not served as Director (excluding Outside Director), Corporate Auditor (excluding Outside Corporate Auditor), Executive Officer, or employee of the U.S.M.H Group in the past.

2.	He/she has not served as Director, Corporate Auditor, Executive Officer, or employee of the Company’s parent company (*1) in any of the past five business years.

3.	He/she has not served as Director, Corporate Auditor, Executive Officer, or employee of the Company’s fellow subsidiaries (*2) in any of the past five business years.

4.	He/she has not served as Director, Corporate Auditor, Executive Officer, or employee of any of the Company’s major shareholders (*3) or of a company of which the U.S.M.H Group has been a major shareholder in any of the past five business years.
5.	He/she does not serve as Director, Corporate Auditor, Executive Officer, or employee of any of the major suppliers/customers of the U.S.M.H Group (*4).

6.	He/she does not serve as Director, Corporate Auditor, Executive Officer, or employee of any of the corporations, organizations, etc. that are recipients of a large amount of donations from the U.S.M.H Group (*5).

7.	He/she has not served as Representative Partner, Senior Partner, Partner, or employee of the accounting auditor of the U.S.M.H Group in any of the past five business years.

8.	He/she is not an attorney-at-law, certified public accountant, consultant or other professional who receives a large amount of money (*6) or other property from the U.S.M.H Group other than remuneration for Directors/Corporate Auditors.

9.	He/she is not a spouse, a relative in the second degree of kinship, a relative residing together with the person specified below, or he/she is not in the same household as the person specified below:

(1)	Director, Corporate Auditor, Executive Officer, or important employee of the U.S.M.H Group (*7)
(2)	Person who has served as Director, Corporate Auditor, Executive Officer, or important employee of the U.S.M.H Group in any of the past five business years.
(3)	Person who comes under the restrictions specified in the above Items 2.-8.
10.	There is no doubt about his/her independence in fulfilling his/her duties as Independent Director/Corporate Auditor.

(*1)	The “parent company” means a company that has control over the organ (General Meeting of Shareholders or the like) that decides the Company’s financial, sales or business policies.
(*2)	“Fellow subsidiary” means a company that has the same parent company (including a person controlling the Company’s management) as the Company.
(*3)	“Major shareholder” means a company that own 10% or more of the total voting rights.
(*4)	“Major supplier/customer” means a company whose transactions with the U.S.M.H Group (amount paid or received) are equal to 2% or more of consolidated sales of the Company or of such company (including its parent company and significant subsidiaries) in the most recent business year and in any of the preceding three business years.
(*5)	“A large amount of donations” means donations exceeding ¥10 million per year on average in the past three business years, or 2% of consolidated sales or total revenues of the donation recipient, whichever the larger.
(*6)	A large amount of money means an amount exceeding ¥10 million per year on average in the past three business years in the case of an individual and, in the case of an organization, an amount exceeding \10 million per year on average for the past three business years or 2% of consolidated sales of the organization, whichever the larger.
(*7)	“Important employee” means an employee whose position is department manager or higher.

Proposal 3:	Approval of Share Exchange Agreement Between the Company and Inageya Co., Ltd.

The Company and Inageya Co., Ltd. (hereinafter “Inageya”) have decided to implement a share exchange (hereinafter the “Share Exchange”) in which the Company will become the wholly-owning parent company in the share exchange and Inageya the wholly-owned subsidiary in the share exchange, based on resolutions of the Boards of Directors of both companies on April 18, 2024. On the same date, a share exchange agreement (hereinafter the “Share Exchange Agreement”) was concluded between the two companies, and a business integration agreement (hereinafter the “Business Integration Agreement”) regarding the business integration of Inageya by the Company was concluded between the Company, The Maruetsu, Inc. (hereinafter “Maruetsu”), KASUMI CO., LTD. (hereinafter “KASUMI”), MAXVALU KANTO CO., LTD. (hereinafter “MV KANTO”), Inageya and AEON CO., LTD. (hereinafter “AEON”).

Accordingly, the Company proposes approval of the Share Exchange Agreement.

The Share Exchange is scheduled to take effect on November 30, 2024, after obtaining approval of the Share Exchange Agreement by resolution at this year’s Annual General Meeting of Shareholders and Inageya’s annual general meeting of shareholders scheduled to be held on June 26, 2024.

The reasons for conducting the Share Exchange, the overview of the contents of the Share Exchange Agreement, and other matters related to this proposal are as follows.

1.	Reasons for Conducting the Share Exchange

The Company was established on March 2, 2015 through a joint share transfer between Maruetsu, KASUMI and MV KANTO. The Company consists of 12 consolidated subsidiaries and 3 affiliated companies (as of April 18, 2024), and its basic philosophy is to “offer customers healthy and valuable choices in food, cultivate deep relationships to build prosperous local communities, and constantly pursue innovation and move with the times.” Based on this basic philosophy, the Company welcomes the participation of like-minded supermarket (hereinafter “SM”) companies in the Tokyo metropolitan area, and as the core of AEON’s Supermarket Business in Kanto, the Company aims to become the number one SM company in the Tokyo metropolitan area by achieving net sales of ¥1 trillion and building a network of 1,000 stores.

Inageya was founded in 1900 in Tachikawa City, Tokyo, and operates supermarket and drugstore businesses in the metropolitan area and three prefectures in Kanto (Tokyo and Kanagawa, Saitama, and Chiba prefectures). Inageya strives for the realization of Sukoyakeku: “Contributing to the creation of healthy, fulfilling, and warm daily lives for customers and a healthier society,” and the implementation of the Merchant’s Way: “A group of people who can feel the joy of customers as their own joy.” Moreover, Inageya aims to contribute to society as a “helpful business for local communities.”

AEON promotes management based on the foundational ideals of “pursuing peace, respecting humans, and contributing to local communities, always with customers as our starting point.” While competition across business categories is expected to intensify due to changes in consumer lifestyles and purchasing behavior, AEON is responding to increasingly diverse environmental changes and continuing to provide customers with fulfilling lifestyles and convenience, aiming to become the company that contributes most to local communities.

Recently, the food supermarket industry tapped strong demand for home-cooked meals due to the rise in people who refrained from going out and started working from home during the COVID-19 pandemic, and while the industry as a whole is performing well, for a time, it was significantly affected by “stay-at-home demand.” However, with the normalization of economic and social activities, consumer behavior has shifted from eating in to eating out. In addition, the business environment surrounding the industry is becoming increasingly difficult, with operating costs increasing due to soaring raw material prices, rising wages, and rising utility costs. Moreover, against the backdrop of the declining birthrate and aging population, as well as changes in consumer lifestyles and purchasing behavior, the volume of food products handled by other industries, such as e-commerce businesses and drug stores, is increasing, and competition across business categories is intensifying. It is likely that the industry and businesses will undergo more shakeouts.

Recognizing this environment, AEON, Inageya, and the Company have continuously shared information and issue recognition, striving to realize the philosophies of each company and improve corporate value. On April 25, 2023, the companies announced the “Announcement on the Conclusion of a Basic Agreement between AEON CO., LTD., Inageya Co., Ltd., and United Super Market Holdings Inc. for Business Integration to Realize the ’Concept of SM with ¥1 Trillion in Sales in Kanto’” (hereinafter the “Press Release dated April 25, 2023”). In this press release, it was announced that, in order to continue to speedily respond to customer needs, coexist with local communities, and grow together in the Tokyo metropolitan area, where competition is expected to intensify, AEON, Inageya, and the Company would further deepen their relationship through strengthened capital ties and business integration, and make full use of the various assets of the AEON Group, including digital assets, products, human resources, and payment infrastructure. Moreover, AEON, Inageya, and the Company came to the conclusion that as a SM Group with ¥1 trillion in sales, it would be best to evolve into a new business model that takes advantage of economies of scale. After signing this agreement, Inageya and the Company agreed to secure sufficient time for discussions to maximize synergies by November 2024. AEON and Inageya, who already had a partnership, further strengthened their capital and business alliance and determined that they would be able to quickly create synergies if Inageya leveraged the various assets of the AEON Group. AEON carried out a tender offer for Inageya as stated in the “Notice Regarding Commencement of Tender Offer for Inageya Co., Ltd. (Securities Code: 8182)” dated October 6, 2023. AEON came to hold 51.0% of Inageya’s shares, as stated in the “Notice Regarding the Results of Tender Offer for Shares of Inageya Co., Ltd. and Changes in Subsidiaries” dated November 30, 2023.

Inageya and the Company jointly established an Integration Preparation Committee on June 19, 2023, and the Committee discussed and examined the realization and effects of synergies that were envisioned at the time of the basic agreement’s conclusion. As a result of this consideration, it was determined that the synergies described below would not only contribute to increasing corporate value, but also, in an increasingly competitive environment, strengthen the dominance of the Company and Inageya, as the same corporate entity, in the Tokyo metropolitan area, where stable demand is expected to continue in the future, which would lead to the enjoyment of various economies of scale.

In response to a proposal from the Company, Inageya undertook concrete consideration of a transaction (hereinafter the “Transaction”), including the Share Exchange, by the Company to make Inageya into a wholly-owned subsidiary. Inageya carefully considered the possible disadvantages of Inageya’s delisting, such as the impact on corporate creditworthiness and current shareholders, and came to the conclusion that even after the Share Exchange, Inageya, as a major Group company of the Company, would be able to maintain the same level of corporate creditworthiness as before. Moreover, Inageya believed that it would be possible to provide value and benefits arising from the Share Exchange to Inageya’s shareholders through the delivery of the Company’s shares as consideration for the Share Exchange, and that carrying out the Share Exchange would benefit not only the Company’ shareholders but also Inageya’s. In light of this, Inageya came to the conclusion that it would benefit from becoming a wholly-owned subsidiary of the Company. AEON also agreed with these opinions of the Company and Inageya and approved the Share Exchange. Furthermore, as stated in the “Notice Regarding Welpark’s Becoming a Wholly-Owned Subsidiary of WELCIA HOLDINGS CO., LTD., the Changes to a Subsidiary of Inageya Co., Ltd. (Share Transfer), and the Receipt of Special Dividends from Said Subsidiary and Recording of Extraordinary Profit” dated April 18, 2024, Inageya reached an agreement with WELCIA HOLDINGS CO., LTD. (hereinafter “WELCIA HD”), a subsidiary of AEON, to transfer the shares of Welpark, which operates a drugstore business and was a subsidiary of Inageya before the execution of the Transaction, to WELCIA HD. The Company and Inageya’s consideration of the Share Exchange was based on the assumption that the shares of Welpark would be transferred to WELCIA HD.

As a result of the above, both companies decided to implement the Share Exchange by resolution of their respective Boards of Directors on April 18, 2024. Specifically, both companies envision the following synergies as measures to increase corporate value.

(i)	Increased sales and gross profit by expanding the introduction of private brand products such as TOPVALU
(ii)	Cost reduction through joint procurement of products (national brand products, regional products, imported products)
(iii)	Promotion of initiatives to revitalize mutual food supermarkets and development of stores tailored to local customer bases, etc.
(iv)	Cost reduction through the organization and utilization of functions of distribution centers, process centers, etc.
(v)	Cost reduction through joint procurement of materials, fixtures, equipment, etc., and integration of back office operations
(vi)	Initiatives for joint use of credit cards, electronic money, and point cards
(vii)	Initiatives in e-commerce, such as joint research and development of online businesses
(viii)	Utilization of AEON Group’s training system and personnel exchanges
(ix)	Provision of analysis services that combine member information and POS information
(x)	Cost reduction and DX promotion through system sharing

2.	Overview of the Contents of the Share Exchange Agreement

The contents of the Share Exchange Agreement are as follows.

Share Exchange Agreement (copy)

United Super Markets Holdings Inc. (hereinafter “U.S.M.H”) and Inageya Co., Ltd. (hereinafter “Inageya”) will enter into a share exchange agreement (hereinafter the “Agreement”) as follows on April 18, 2024 (hereinafter the “Agreement Conclusion Date”).

Article 1 (The Share Exchange)

Pursuant to the provisions of the Agreement, U.S.M.H and Inageya shall conduct a share exchange (hereinafter the “Share Exchange”) in which U.S.M.H will become the wholly-owning parent company in the share exchange and Inageya will become the wholly-owned subsidiary in the share exchange. Through the Share Exchange, U.S.M.H shall acquire all of Inageya’s outstanding shares.

Article 2 (Trade names and addresses of the wholly-owning parent company in the share exchange and the wholly-owned subsidiary in the share exchange)

The trade names and addresses of U.S.M.H and Inageya are as follows.

(1)	U.S.M.H (the wholly-owning parent company in the share exchange)

Trade name: United Super Markets Holdings Inc.

Address: 1 Kanda Aioi-cho, Chiyoda-ku, Tokyo

(2)	Inageya (the wholly-owned subsidiary in the share exchange)

Trade name: Inageya Co., Ltd.

Address: 6-1-1 Sakae-cho, Tachikawa-shi, Tokyo

Article 3 (Matters regarding shares to be delivered at the time of the Share Exchange and their allotment)

1.	At the time of the Share Exchange, immediately before the time when U.S.M.H acquires all of the outstanding shares of Inageya through the Share Exchange (hereinafter the “Reference Time”), U.S.M.H shall provide each shareholder listed or recorded in the shareholder register of Inageya (excluding U.S.M.H; hereinafter the “Shareholders Eligible for Allotment”) with a number of shares of U.S.M.H common stock equal to the total number of shares of Inageya common stock owned by each multiplied by 1.46 (hereinafter the “Exchange Share Ratio”).

2.	Regarding the allotment of consideration in the preceding paragraph, U.S.M.H shall allot to each of the Shareholders Eligible for Allotment the number of U.S.M.H common shares obtained by multiplying each share of Inageya common stock owned by each said shareholder by the Exchange Share Ratio.

3.	If there is a fraction less than one share in the number of U.S.M.H common shares to be delivered to each of the Shareholders Eligible for Allotment pursuant to the provisions of the preceding two paragraphs, it shall be handled in accordance with the provisions of Article 234 of the Companies Act and other related laws and regulations.

Article 4 (U.S.M.H’s amount of capital and reserves)

U.S.M.H’s amount of capital and reserves to be increased through the Share Exchange shall be the amount separately determined by U.S.M.H in accordance with Article 39 of the Regulations on Corporate Accounting.

Article 5 (Effective date)

The date on which the Share Exchange shall become effective (hereinafter the “Effective Date”) shall be November 30, 2024. However, if necessary due to the necessity of proceeding with the procedures for the Share Exchange or for any other reason, U.S.M.H and Inageya may change this upon consultation and agreement.

Article 6 (Approval at the general meeting of shareholders)

1.	By the day before the Effective Date, U.S.M.H shall seek approval at its general meeting of shareholders for the matters necessary for the Agreement and the Share Exchange, and shall endeavor to the extent reasonably practical to obtain such approval by resolution at said general meeting of shareholders.

2.	By the day before the Effective Date, Inageya shall seek approval at its general meeting of shareholders for the matters necessary for the Agreement and the Share Exchange, and shall endeavor to the extent reasonably practical to obtain such approval by resolution at said general meeting of shareholders.

Article 7 (Cancellation of treasury shares)

By resolution at a Board of Directors meeting held by the day before the Effective Date, Inageya shall, at the Reference Time, cancel all treasury shares (including treasury shares acquired in response to a share purchase request from a dissenting shareholder as stipulated in Article 785, Paragraph 1 of the Companies Act, exercised at the time of the Share Exchange) held at the Reference Time.

Article 8 (Operation of business, etc.)

From the Agreement Conclusion Date until the Effective Date, U.S.M.H and Inageya will each carry out their own business operations and manage and operate their assets within the scope of normal business and with the care of prudent managers, as well as have their respective subsidiaries carry out their own business operations and manage and operate their assets with the care of prudent managers. Except with the prior written consent of the other party, neither company shall commit itself or its subsidiaries to any act that could result in a significant change in its financial status or that could have a material impact on the Share Exchange.

Article 9 (Changes to and termination of the Agreement)

If there are any significant changes in the financial status or management status of U.S.M.H or Inageya between the Agreement Conclusion Date and the day before the Effective Date, or in the event of a situation arising or showing signs of arising that will seriously impede the execution of the Share Exchange, making it difficult to achieve the purpose of the Share Exchange, U.S.M.H and Inageya may, through consultation, change the contents of the Agreement including the terms and conditions of the Share Exchange, or terminate the Agreement.

Article 10 (Validity of the Agreement)

The Agreement shall lose its validity if, by the day before the Effective Date, (i) approval by U.S.M.H and Inageya’s general meetings of shareholders as specified in Article 6 cannot not obtained, if (ii) the necessary approvals from relevant government agencies, etc. for the execution of the Share Exchange as stipulated by laws and regulations cannot be obtained, or if (iii) the Agreement is terminated in accordance with the preceding Article.

Article 11 (Governing law and jurisdiction)

The Agreement shall be governed by and interpreted in accordance with Japanese law, and all disputes regarding the performance or interpretation of the Agreement shall be under the exclusive jurisdiction of the Tokyo District Court at the first instance.

Article 12 (Good faith consultation)

If any questions arise regarding matters not stipulated in or the interpretation of the Agreement, U.S.M.H and Inageya shall consult in good faith and endeavor to resolve the issue.

As proof of completion of the Agreement, two copies of this document shall be prepared, and each party shall retain one copy with their names and seals affixed.

April 18, 2024

U.S.M.H: 1 Kanda Aioi-cho, Chiyoda-ku, Tokyo

United Super Markets Holdings Inc.

President and Representative Director: Motohiro Fujita

Inageya: 6-1-1 Sakae-cho, Tachikawa-shi, Tokyo

Inageya Co., Ltd.

Representative Director and President: Yoshikazu Motosugi

3.	Overview of the Content of Matters Listed in Article 193 (Excluding Items 5 and 6) of the Ordinance for Enforcement of the Companies Act

(1)	Matters related to the appropriateness of the consideration for the exchange

1)	Contents of allotment related to the Share Exchange

	The Company (wholly-owning parent company in the stock exchange)	Inageya (wholly-owned subsidiary in the stock exchange)
Allotment ratio related to the Share Exchange	1	1.46
Number of shares to be delivered through the Share Exchange	The Company’s common shares: 67,794,529 shares (scheduled)

(Note 1) Share allotment ratio

1.46 shares of the Company’s stock will be allotted and delivered for each share of Inageya’s stock. However, no shares will be allotted through the Share Exchange for Inageya shares held by the Company at the Reference Time (defined below; the same applies hereinafter). The above allotment ratio for the Share Exchange (hereinafter the “Share Exchange Ratio”) may be changed upon consultation and agreement between both companies if there are any significant changes in the terms and conditions on which the calculation are based. As of April 18, 2024, the Company does not own any Inageya shares, but as of the end of March 2024, KASUMI, a subsidiary of the Company, holds 96,000 Inageya shares. Regarding Inageya shares held by KASUMI at the Reference Time, the Company shares will be allotted and delivered through the Share Exchange, but they are scheduled to be disposed of at an appropriate time in accordance with the provisions of Article 135, Paragraph 3 of the Companies Act.

(Note 2) Number of the Company shares to be delivered through the Share Exchange

At the time of the Share Exchange, the Company shall deliver to each Inageya shareholder immediately before the time when the Company acquires all of the outstanding shares of Inageya through the Share Exchange (hereinafter the “Reference Time”) (however, this refers to a shareholder after the treasury shares below have been canceled, and excludes the Company), in place of Inageya shares held by such shareholders, the number of the Company shares obtained by multiplying the total number of Inageya shares each held by 1.46.

In addition, the shares to be delivered by the Company are scheduled to be allocated with newly issued shares. Inageya intends to cancel all treasury shares held at the Reference Time (including treasury shares acquired by Inageya through the purchase of shares related to the share purchase request of dissenting shareholders as stipulated in Article 785, Paragraph 1 of the Companies Act, exercised in connection with the Share Exchange) at the Reference Time through resolution at an Inageya Board of Directors’ meeting to be held by the day before the effective date of the Share Exchange.

(Note 3) Handling of shares less than one unit

Inageya shareholders who will come to hold shares less than one unit (less than 100 shares) of the Company as a result of the Share Exchange may use the following system regarding the Company’s shares, as stipulated by the Company’s Articles of Incorporation and Share Handling Regulations. Furthermore, it is not possible to sell shares less than one unit on the financial instruments trading market.

(i)	Additional purchase system for shares less than one unit (additional purchase to reach 100 shares)

This is a system in which shareholders who hold shares of the Company that constitute less than one unit can purchase additional shares from the Company to constitute one unit by combining with their shares less than one unit, based on the provisions of Article 194, Paragraph 1 of the Companies Act and the provisions of the Company’s Articles of Incorporation.

(ii)	Purchase request system for shares less than one unit (sale of shares less than one unit)

This is a system in which shareholders who hold shares of the Company that constitute less than one unit can request that the Company purchase their shares less than one unit, based on the provisions of Article 192, Paragraph 1 of the Companies Act.

(Note 4) Handling of fractions less than one share

In accordance with the provisions of Article 234 of the Companies Act and other related laws and regulations, for Inageya shareholders who will receive fractions of the Company shares less than one share as a result of the Share Exchange, the Company will sell a number of the Company shares equivalent to the total number of such fractions (if there is a fraction less than 1 in the total number, it will be rounded down), and the sale proceeds will be distributed to such Inageya shareholders in proportion to the fractions thereof.

2)	Basis, etc. for the contents of the allotment related to the Share Exchange

(a)	Basis and reasons for allotment contents

In order to ensure fairness and validity in determining the Share Exchange Ratio, the Company and Inageya individually selected third-party calculation institutions and legal advisors that are independent from the Company, Inageya, and AEON. The Company appointed Mizuho Securities Co., Ltd. (hereinafter “Mizuho Securities”) and Inageya selected Nomura Securities Co., Ltd. (hereinafter “Nomura Securities”) as third-party calculation institutions. The Company selected Yodoyabashi & Yamagami LPC and Inageya selected Nagashima Ohno & Tsunematsu as legal advisors. With that, full-scale consideration began.

As stated in 3) “Measures to ensure fairness” and 4) “Measures to avoid conflicts of interest” below, the Company carefully discussed and considered matters based on the share exchange ratio calculation report obtained from the Company’s third-party calculation institution Mizuho Securities on April 17, 2024, advice from the Company’s legal advisor Yodoyabashi & Yamagami LPC, and the results of due diligence conducted by the Company on Inageya, as well as based on instructions and advice from a special committee consisting only of independent members who have no interest with Inageya or AEON, and the contents of the report received from said committee on April 18, 2024. As a result, it was concluded that the Share Exchange Ratio was appropriate and would contribute to the interests of the Company’s shareholders. Accordingly, the Company determined that it was appropriate to conduct the Share Exchange based on the Share Exchange Ratio.

As stated in 3) “Measures to ensure fairness” and 4) “Measures to avoid conflicts of interest” below, Inageya carefully discussed and considered matters based on the share exchange ratio calculation report obtained from Inageya’s third-party calculation institution Nomura Securities on April 18, 2024, advice from Inageya’s legal advisor Nagashima Ohno & Tsunematsu, and the results of due diligence conducted by the Inageya on the Company, as well as based on instructions and advice from a special committee consisting only of independent members who have no interest with the Company or AEON, and the contents of the report received from said committee on April 18, 2024. As a result, it was concluded that the Share Exchange Ratio was appropriate and would contribute to the interests of Inageya’s shareholders. Accordingly, Inageya determined that it was appropriate to conduct the Share Exchange based on the Share Exchange Ratio.

As stated above, the Company and Inageya referenced the calculation results for the share exchange ratio that both companies received from their respective third-party calculation institutions, carefully considered the results of due diligence conducted on the other party, and, after comprehensively considering factors such as the financial situations, asset situations, future outlooks, etc. of both companies, held numerous negotiations and discussions. As a result, the Company and Inageya concluded that the Share Exchange Ratio was appropriate and would contribute to the interests of their respective shareholders. Accordingly, the Company and Inageya determined that it was appropriate to conduct the Share Exchange based on the Share Exchange Ratio.

In accordance with the Share Exchange Agreement, the Share Exchange Ratio may be changed upon consultation and agreement between both companies in the event that there are any significant changes in the terms and conditions on which the calculation is based.

(b)	Matters related to calculation

(i)	Names of calculation institutions and relationships with listed companies and partner companies

Both Mizuho Securities, the Company’s third-party calculation institution, and Nomura Securities, Inageya’s third-party calculation institution, are calculation institutions independent from the Company, Inageya, and AEON, and they are not related parties of the Company, Inageya, and AEON.

Mizuho Bank, Ltd. (hereinafter “Mizuho Bank”), a group company of Mizuho Securities, holds the position of shareholder of Inageya and AEON, and Mizuho Trust & Banking Co., Ltd. (hereinafter “Mizuho Trust & Banking”), also a group company of Mizuho Securities, holds the position of shareholder of the Company and AEON. While Mizuho Bank has made financing transactions with the Company, Inageya and AEON as part of normal banking transactions, the Bank has no material conflict of interest with the Company, Inageya, or AEON regarding the Share Exchange. According to Mizuho Securities, the Securities has established and implemented an appropriate conflict of interest management system, including information barrier measures between Mizuho Securities, Mizuho Bank, and Mizuho Trust & Banking, in accordance with Article 36, Paragraph 2 of the Financial Instruments and Exchange Act (Act No. 25 of 1948; including subsequent amendments) and Article 70-4 of the Cabinet Office Order on Financial Instruments Business, etc., which are applicable laws and regulations. As a result of these measures, Mizuho Securities’ department in charge of financial advisory services remains unaffected by any conflicts of interest regarding the Share Exchange, and calculates the stock value of both companies from a standpoint independent from its status as Mizuho Bank and Mizuho Trust & Banking’s shareholder as well as its status as Mizuho Bank’s lender. Considering that Mizuho Securities has established and implemented an appropriate conflict of interest management system, that the Company and Mizuho Securities conduct transactions on the same terms and conditions as general business partners, which ensures Mizuho Securities’ independence as a third-party calculation institution, and that Mizuho Securities has a track record as a third-party calculation institution for similar cases in the past, the Company concluded that Mizuho Securities’ independence as a third-party calculation institution could be ensured, and therefore selected it as the third-party calculation institution.

(ii)	Overview of calculation

For calculation, Mizuho Securities used the market price standard method (with April 25, 2023 as the calculation reference date, the analysis was based on the simple average closing price for the past month up to the same date on the Tokyo Stock Exchange Prime Market, the simple average closing price for the past three months up to the same date, and the simple average closing price for the past six months up to the same date) because the Company is listed on the Tokyo Stock Exchange Standard Market and Inageya is listed on the Tokyo Stock Exchange Prime Market, and both companies have market stock prices. Mizuho Securities also used the comparable multiple valuation method because there are multiple similar listed companies that can be compared to both companies, and it is possible to infer stock value by comparing similar companies, as well as the discounted cash flow method (hereinafter “DCF method”) to reflect the future business activities of both companies in the evaluation. Inageya’s evaluation range for each evaluation method is as follows, assuming the stock value per share of the Company is 1.

Method used	Calculation range of share exchange ratio
Market price standard method	1.13 to 1.17
Comparable multiple valuation method	0.78 to 1.22
DCF method	0.53 to 1.78

Under the market price standard method, the calculation reference date for both the Company and Inageya was April 25, 2023, which is the publication date of the Press Release dated April 25, 2023, and the closing price on the same date, as well as the simple average closing prices for the past one month up to the same date, the past three months up to the same date, and the past six months up to the same date, were used.

The financial forecasts for the Company that Mizuho Securities used as a basis for calculation under the DCF method included business years in which significant increases and decreases in profits are expected. Specifically, mainly due to increased net sales at existing stores and the implementation of various SG&A expenses reduction measures, significant year-on-year increases in operating income are expected for the fiscal year ending February 28, 2025 and the fiscal year ending February 28, 2026. Moreover, significant year-on-year increases in profit attributable to owners of parent are expected for the fiscal year ending February 28, 2026 and the fiscal year ending February 28, 2027. Inageya’s financial forecasts also include business years in which significant increases and decreases in profits are expected. Specifically, significant year-on-year increases in operating income are expected for the fiscal year ended March 31, 2024 and the fiscal year ending March 31, 2025, mainly as a result of improvements in the gross profit margin at stores. Profit attributable to owners of parent is expected to become profitable in the fiscal year ended March 31, 2024, as there was no impact from the reversal of deferred tax assets recorded in the fiscal year ended March 31, 2023. In addition, due to the contribution of the increases in operating income mentioned above, significant year-on-year increases in earnings are expected for the fiscal year ending March 31, 2025. As it is difficult to specifically estimate the impact the synergies that are expected to be realized through the execution of the Share Exchange will have on revenues at this point, it is not reflected in the financial forecasts of the two companies, which are the basis for calculation using the DCF method. Moreover, the financial forecasts of both companies do not assume the implementation of the Share Exchange.

When calculating the share exchange ratio, Mizuho Securities assumed that Inageya would receive special dividends of ¥1,263 million from Welpark and that the shares of Welpark would be transferred to WELCIA HD for ¥6,989 million before the effective date of the Share Exchange, as stated in the “Notice Regarding Welpark’s Becoming a Wholly-Owned Subsidiary of WELCIA HOLDINGS CO., LTD., the Changes to a Subsidiary of Inageya Co., Ltd. (Share Transfer), and the Receipt of Special Dividends from Said Subsidiary and Recording of Extraordinary Profit” announced by WELCIA HD, Inageya, and AEON on April 18, 2024. In addition, as a general rule, Mizuho Securities used information provided by the Company and Inageya as well as publicly available information, etc., as is, assuming that all such materials and information were accurate and complete. Mizuho Securities did not independently verify their accuracy and completeness. Moreover, Mizuho Securities did not conduct any independent evaluation or assessment of the assets and liabilities (including off-balance sheet assets and liabilities, and other contingent liabilities) of the Company, Inageya, or their affiliated companies, nor did they request that any third-party organizations make an appraisal or assessment. Mizuho Securities relied on this information without independently verifying the accuracy, validity and feasibility of the business plans of both companies. Mizuho Securities’ calculation reflects the above information up to April 17, 2024.

Nomura Securities used the market price average method to calculate the share exchange ratio for the two companies because the Company is listed on the Tokyo Stock Exchange Standard Market and Inageya is listed on the Tokyo Stock Exchange Prime Market, and they have market stock prices. Nomura Securities also used the comparable multiple valuation method because there are multiple similar listed companies that can be compared to both companies, and it is possible to infer stock value by comparing similar companies, as well as the DCF method to reflect future business activities in the evaluation.

When calculating the share exchange ratio, Nomura Securities assumed that Inageya would receive special dividends of ¥1,263 million from Welpark and that the shares of Welpark would be transferred to WELCIA HD for ¥6,989 million before the effective date of the Share Exchange, as stated in the “Notice Regarding Welpark’s Becoming a Wholly-Owned Subsidiary of WELCIA HOLDINGS CO., LTD., the Changes to a Subsidiary of Inageya Co., Ltd. (Share Transfer), and the Receipt of Special Dividends from Said Subsidiary and Recording of Extraordinary Profit” announced by WELCIA HD, Inageya, and AEON on April 18, 2024.

Inageya’s evaluation range is as follows, assuming the stock value per share of the Company’ stock based on each evaluation method is 1.

Calculation method	Calculation range of share exchange ratio
Market price average method	1.34 to 1.50
Comparable multiple valuation method	1.16 to 1.20
DCF method	0.96 to 1.68

Under the market price average method, for the Company, April 17, 2024 was the calculation reference date, and the closing price of the Company’s shares on the Tokyo Stock Exchange Standard Market on the calculation reference date, as well as the simple average closing prices for the most recent five business days, one month, three months, and six months up to the calculation reference date were used. For Inageya, April 17, 2024 was the calculation reference date, and the closing price of Inageya’s shares on the Tokyo Stock Exchange Prime Market on the calculation reference date, as well as the simple average closing prices for the most recent five business days, one month, three months, and six months up to the calculation reference date were used.

Under the comparable multiple valuation method, for the Company and Inageya, JM-Holdings CO., LTD., Eco’s Co., Ltd., LIFE CORPORATION, YAOKO Co., Ltd., Mammy Mart Corporation, and Belc CO., LTD. were selected as comparable listed companies judged to have businesses similar to the SM business, which is the main business of both companies. After selecting these companies, calculations were performed using a multiple (hereinafter the “EBITDA multiple”) of earnings before interest, taxes, depreciation and amortization (hereinafter “EBITDA”).

Under the DCF method, for the Company, the Company’s stock value was evaluated by discounting the free cash flows that are expected to be generated as of the fiscal year ending February 28, 2025 onwards to their present value using a fixed discount rate, based on factors such as revenue and investment plans in the Company’s business plan for the period from the fiscal year ending February 28, 2025 to the fiscal year ending February 28, 2027, information disclosed to the public, and more. The Company’s discount rate was 3.25% to 3.75%, and in calculating the terminal value, the perpetual growth rate method and comparable multiple valuation method were used, with the perpetual growth rate being -0.25% to 0.25%, and the EBITDA multiple being 5.0x to 7.0x. For Inageya, Inageya’s stock value was evaluated by discounting the free cash flows that are expected to be generated as of the fourth quarter of the fiscal year ended March 31, 2024 onwards to their present value using a fixed discount rate, based on factors such as revenue forecasts and investment plans in Inageya’s business plan for the period from the fiscal year ended March 31, 2024 to the fiscal year ending March 31, 2027, information disclosed to the public, and more. The discount rate was 3.25% to 4.25%, and in calculating the terminal value, the perpetual growth rate method and comparable multiple valuation method were used, with the perpetual growth rate being -0.25% to 0.25%, and the EBITDA multiple being 5.0x to 7.0x.

The financial forecasts for the Company and Inageya that Nomura Securities used for calculations under the DCF method included business years in which significant increases and decreases in profits are expected. Specifically, for the Company, operating income is expected to increase by over 30% year-on-year in the fiscal year ending February 28, 2025, and by over 30% year-on-year in the fiscal year ending February 28, 2026, and profit attributable to owners of parent is expected to increase by over 70% year-on-year in the fiscal year ending February 28, 2027, mainly due to increased net sales at existing stores and the implementation of various SG&A expenses reduction measures in the fiscal year ending February 28, 2025, the fiscal year ending February 28, 2026, and the fiscal year ending February 28, 2027. The Company’s financial forecasts do not assume the implementation of the Share Exchange. For Inageya, operating income is expected to increase by over 70% year-on-year in the fiscal year ended March 31, 2024, and by over 30% year-on-year in the fiscal year ending March 31, 2026, due to an increase in net sales caused by revitalization through the renovation of existing stores and the expansion of new store openings, as well as improved profits due to the introduction and expansion of private brand products in the fiscal year ended March 31, 2024, the fiscal year ending March 31, 2026, and the fiscal year ending March 31, 2027. Profit attributable to owners of parent is expected to increase by over 40% year-on-year in the fiscal year ending March 31, 2027. Moreover, for the fiscal year ending March 31, 2025, profit attributable to owners of parent is expected to decrease by more than 60% year-on-year due to an increase in income taxes and income taxes - deferred. Inageya’s financial forecasts do not assume the implementation of the Share Exchange.

Nomura Securities’ calculation of the share exchange ratio was based on financial, economic, market, business environment, and other conditions as of the calculation reference date, and relied on information obtained by Nomura Securities as of said date. Nomura Securities assumed that all public information considered by Nomura Securities as well as financial, legal, regulatory, tax, accounting, and other information provided to Nomura Securities was accurate and complete, and therefore did not independently verify accuracy and completeness. Moreover, Nomura Securities did not conduct any independent evaluation, assessment, or appraisal of the assets and liabilities (including financial derivatives, off-balance sheet assets and liabilities, and other contingent liabilities) of the two companies or their affiliated companies, including analysis and evaluation of individual assets and liabilities, nor did Nomura Securities request that any third-party organizations make an evaluation, assessment or appraisal. Based on the assumption that the financial forecasts and other forward-looking information of both companies had been reasonably prepared and considered by the management teams of both companies based on the best currently available and honest forecasts and judgments, as well as the assumption that the financial conditions of both companies will change in accordance with those forecasts, Nomura Securities relied on such financial forecasts and other forward-looking information without conducting any independent research.

3)	Measures to ensure fairness

As AEON is the parent company of both the Company and Inageya, and because there is a structure in which conflicts of interest may arise with each other through AEON, the Company and Inageya have determined that it is necessary to ensure the fairness of the Share Exchange and have implemented the following measures to ensure fairness.

(a) Obtaining calculation reports from independent third-party calculation institutions

In order to ensure fairness in calculating the share exchange ratio used in the Share Exchange, the Company selected Mizuho Securities, a third-party calculation institution independent from the Company, Inageya and AEON, and obtained a calculation report on the share exchange ratio on April 17, 2024, while Inageya selected Nomura Securities, a third-party calculation institution independent from the Company, Inageya and AEON, and obtained a calculation report on the share exchange ratio on April 18, 2024. For an overview of each calculation report, please refer to (b) “Matters related to calculation” above. Neither company obtained a written opinion (fairness opinion) from the third-party calculation institutions stating that the share exchange ratio of the Share Exchange is fair from a financial standpoint for shareholders of the Company and Inageya.

(b)	Advice from independent law firms

The Company appointed Yodoyabashi & Yamagami LPC as its legal advisor for the Share Exchange and received advice from a legal perspective concerning the procedures for the Share Exchange and the decision-making methods and processes of the Board of Directors. Yodoyabashi & Yamagami LPC has no material interests in the Company, Inageya, or AEON. Inageya appointed Nagashima Ohno & Tsunematsu as its legal advisor for the Share Exchange and received advice from a legal perspective concerning the procedures for the Share Exchange and the decision-making methods and processes of the Board of Directors. Nagashima Ohno & Tsunematsu has no material interests in the Company, Inageya, or AEON.

Yodoyabashi & Yamagami LPC has concluded legal advisory agreements with the Company and AEON, respectively, but the firm is an external law firm that provides legal services to a large number of clients, not just the two companies, and its independence from both companies is not compromised by the fact that it has concluded legal advisory agreements with them. The firm can therefore provide legal advice regarding the Share Exchange as a legal advisor independent from the Company, Inageya, and AEON. Given this, the Company determined that there were no problems with the independence of this firm.

4)	Measures to avoid conflicts of interest

Regarding the Share Exchange, AEON is the parent company of both the Company and Inageya, creating a structure in which conflicts of interest may arise with each other through AEON. Therefore, the following measures have been implemented to avoid conflicts of interest.

(a)	Obtaining a report from a special committee that has no interests in the Company

For the purpose of exercising caution in making decisions regarding the Share Exchange, eliminating the possibility of arbitrariness and conflicts of interest in the decision-making process of the Board of Directors of the Company and ensuring its fairness, as well as confirming that the decision of the Board of Directors of the Company to carry out the Share Exchange would not be disadvantageous to the Company’s minority shareholders, the Company established a special committee (hereinafter the “Company’s Special Committee”), consisting of three members, all of whom have no interests in Inageya or AEON. The members are Mr. Shigekazu Torikai (Torikai Law Office) and Ms. Naoko Makino, who are Outside Directors of the Company and have been registered as Independent Directors with the Tokyo Stock Exchange, as well as Mr. Shinobu Okamoto, who is an Outside Corporate Auditor of the Company and has been registered as an Independent Auditor with the Tokyo Stock Exchange. In considering the Share Exchange, the Company’s Special Committee was consulted on whether or not the Share Exchange could be considered disadvantageous to the Company’s minority shareholders (hereinafter the “Company’s Consultation Matters”).

The Company’s Special Committee held a total of eight meetings between January 31, 2024 and April 15, 2024, and even outside the meetings, expressed opinions and gathered information via e-mail, etc., in addition to holding discussions as necessary to carefully consider the Company’s Consultation Matters. Specifically, at the first meeting of the Company’s Special Committee, it was confirmed that there were no problems with the independence and expertise of Mizuho Securities, the financial advisor and third-party calculation institution appointed by the Company, and Yodoyabashi & Yamagami LPC, the legal advisor appointed by the Company, and their appointment was approved.

In addition, the Committee received an explanation from the Company on the purpose of the Share Exchange, the advantages and disadvantages of implementing the Share Exchange, the specific details of the synergies expected to be realized through the Share Exchange, as well as an explanation on the Company’s business plan formulation procedure and its outline, which form the basis for the share exchange ratio, and then conducted a question-and-answer session. In addition, Yodoyabashi & Yamagami LPC, the Company’s legal advisor, provided an explanation on measures to ensure fairness in the operation of the Company’s Special Committee and other procedural aspects related to the Share Exchange, including the decision-making method and process of the Company’s Board of Directors regarding the Share Exchange, as well as an explanation on measures to avoid conflicts of interest. Moreover, the Committee received an explanation on the results of legal due diligence regarding Inageya, and conducted a question-and-answer session. Furthermore, based on the Company’s request, the Committee received an explanation on the results of financial and tax due diligence on Inageya from PwC Advisory LLC and PwC Tax Japan, who conducted the financial and tax due diligence on Inageya, and then conducted a question-and-answer session. In addition, the Committee received an explanation from Mizuho Securities, the Company’s financial advisor and third-party calculation institution, regarding the evaluation method and results of the Share Exchange Ratio, conducted a question-and-answer session, and verified its rationality. The Company’s Special Committee received advice from Mizuho Securities and Yodoyabashi & Yamagami LPC, determined a negotiation policy for the Share Exchange Ratio, and participated substantially in the negotiation process with Inageya, receiving reports on the content of the negotiations and providing instructions as necessary.

Based on this background, the Company’s Special Committee carefully discussed and considered the Company’s Consultation Matters, and submitted a report to the Company’s Board of Directors on April 18, 2024 stating that the Share Exchange had not been deemed disadvantageous to the Company’s minority shareholders.

(b)	Approval from all Directors of the Company, excluding those with interests, and opinion stating that there are no objections from all Corporate Auditors, excluding those with interests

All seven of the nine Directors of the Company, excluding Mr. Motohiro Fujita and Mr. Motoya Okada, attended the meeting of the Board of Directors of the Company held on April 18, 2024, and a resolution was passed to approve the Share Exchange, with the unanimous approval of all Directors in attendance. In addition, all of the Company’s Corporate Auditors participated in the above Board of Directors meeting, and all of them expressed the opinion of having no objections to the above resolution.

Given that Mr. Motohiro Fujita concurrently serves as Advisor at AEON, and Mr. Motoya Okada concurrently serves as Director, Chairman and Representative Executive Officer of AEON, there is a risk of a conflict of interest arising concerning the Share Exchange, therefore neither of them participated in the deliberations and resolutions regarding the Share Exchange at the Board of Directors meeting of the Company. Furthermore, neither of them, as being in the position of representing the Company, participated in discussions and negotiations with Inageya regarding the Share Exchange.

(c)	Obtaining a report from a special committee that has no interests in Inageya

For the purpose of exercising caution in making decisions regarding the Share Exchange, eliminating the possibility of arbitrariness and conflicts of interest in the decision-making process of Inageya’s Board of Directors and ensuring its fairness, as well as confirming that Inageya’s Board of Directors’ decision to carry out the Share Exchange would not be disadvantageous to Inageya’s minority shareholders, Inageya established a special committee (hereinafter “Inageya’s Special Committee”), consisting of members who have no interests in AEON or the Company. The members are Mr. Shuichi Ohtani and Ms. Yaeko Ishida (Kitashiro), who are Independent Outside Directors of Inageya and have been registered as Independent Directors with the Tokyo Stock Exchange, as well as Mr. Koji Makino, who is an Outside Auditor of Inageya and has been registered as an Independent Auditor with the Tokyo Stock Exchange. In considering the Share Exchange, Inageya’s Special Committee was consulted on: (i) the rationality of the purpose of the Share Exchange (including whether or not it contributes to the improvement of corporate value), (ii) the validity of the terms and conditions of the Share Exchange, (iii) the fairness of the procedures of the Share Exchange, and (iv) based on (i) to (iii) above, whether or not the Share Exchange could be considered disadvantageous to Inageya’s minority shareholders (hereinafter, (i) to (iv) will be collectively referred to as “Inageya’s Consultation Matters”). In addition, Inageya’s Board of Directors resolved that decisions by the Board of Directors regarding the Share Exchange should be made with the utmost respect for the decisions of Inageya’s Special Committee, and in considering the aforementioned consultation matters, the Board of Directors granted the Committee the authority to 1) collect information necessary for considering consultation matters stated above (authority to request that Inageya’s execution side and other parties provide necessary information), 2) seek professional advice from Nomura Securities, the financial advisor and third-party calculation institution appointed by Inageya, and Nagashima Ohno & Tsunematsu, the legal advisor appointed by Inageya, 3) nominate and appoint advisors unique to Inageya’s Special Committee as necessary, and 4) negotiate the terms and conditions of the Share Exchange with other parties as necessary (expenses related to 1) to 3) will be borne by Inageya).

Inageya’s Special Committee held a total of thirteen meetings between January 12, 2024 and April 18, 2024, and even outside the meetings, expressed opinions and gathered information via e-mail, etc., in addition to holding discussions as necessary to carefully consider Inageya’s Consultation Matters. Specifically, Inageya’s Special Committee first confirmed that there were no problems with the independence and expertise of Nomura Securities, the financial advisor and third-party calculation institution appointed by Inageya, and Nagashima Ohno & Tsunematsu, the legal advisor appointed by Inageya, and approved their appointment. Then, after sending a letter of inquiry to the Company regarding the purpose, etc. of the Share Exchange, Inageya’s Special Committee received an explanation from the Company regarding the purpose of the Share Exchange, the background and circumstances leading up to the Share Exchange, the reasons for choosing a share exchange, the management policy and approach to the treatment of employees after the Share Exchange, the handling of the shareholder benefit system, and more. Following this, Inageya’s Special Committee conducted a question-and-answer session. In addition, Nagashima Ohno & Tsunematsu, Inageya’s legal advisor, provided advice on measures to ensure fairness in the procedural aspects related to the Share Exchange, including the decision-making method of Inageya’s Board of Directors regarding the Share Exchange, the operation of Inageya’s Special Committee, as well as on measures to avoid conflicts of interest. Moreover, the Committee received an explanation on the results of legal due diligence regarding the Company, and conducted a question-and-answer session. Furthermore, based on Inageya’s request, the Committee received a report on the results of financial and tax due diligence on the Company from EY Strategy and Consulting Co., Ltd. and Ernst & Young Tax Co., who conducted said financial and tax due diligence, and then conducted a question-and-answer session. In addition, the Committee received an explanation from Nomura Securities, Inageya’s financial advisor and third-party calculation institution, regarding the calculation method and results of consideration for the Transaction (Share Exchange Ratio, etc.), conducted a question-and-answer session, and verified its rationality. Inageya’s Special Committee received advice from Nomura Securities and Nagashima Ohno & Tsunematsu, determined a negotiation policy for consideration for the Transaction (Share Exchange Ratio, etc.), and participated substantially in the negotiation process with the Company, receiving reports on the content of the negotiations and providing instructions as necessary.

Based on this background, Inageya’s Special Committee carefully discussed and considered Inageya’s Consultation Matters, and submitted a report to Inageya’s Board of Directors on April 18, 2024 stating that the Share Exchange had not been deemed disadvantageous to Inageya’s minority shareholders.

(d)	Approval from all Directors of Inageya, excluding those with interests

Mr. Hiroyuki Watanabe serves as Executive Vice President and Executive Officer of AEON, as well as Director of AEON Financial Service Co., Ltd. and AEON DELIGHT CO., LTD., both of which are members of the AEON Group. Accordingly, from the perspective of avoiding conflicts of interest, at Inageya’s Board of Directors meeting held on April 18, 2024, at which the proposal regarding the Share Exchange was resolved, eight out nine Directors of Inageya, excluding Mr. Hiroyuki Watanabe, deliberated, and the resolution was passed with unanimous approval. Furthermore, from the perspective of avoiding conflicts of interest, Mr. Hiroyuki Watanabe did not participate in discussions and negotiations regarding the Share Exchange, as being in the position of representing Inageya, nor did he participate in the deliberations regarding the Share Exchange at Inageya’s Board of Directors’ meeting mentioned above.

(2)	Matters regarding the appropriateness of the Company’s amount of capital and reserves

The Company’s amount of capital and reserves to be increased through the Share Exchange shall be the amount separately determined by the Company in accordance with Article 39 of the Regulations on Corporate Accounting. Such handling was decided within the scope of laws and regulations after comprehensive consideration of the Company’s capital policy and other circumstances, and was determined to be appropriate.

4.	Matters regarding the Appropriateness of Provisions regarding Stock Acquisition Rights related to the Share Exchange

Not applicable.

5.	Matters regarding Inageya

1)	Non-consolidated financial statements, etc. for the most recent business year

In accordance with laws and regulations and Article 16 of the Company’s Articles of Incorporation, this information is posted on the Company’s website (https://www.usmh.co.jp/ir/shareholders) (Japanese only).

2)	Details of events occurring after the last day of the most recent business year that have a significant impact on the status of company assets, such as disposal of important assets, burden of significant debts, etc.

(a)	Inageya resolved to implement the Share Exchange, with the Company becoming the wholly owning parent company in the share exchange and Inageya the wholly-owned subsidiary in the share exchange, by a resolution of the Board of Directors on April 18, 2024, and on the same date, the Share Exchange Agreement was concluded. The contents of the Share Exchange Agreement are as described in “2. Overview of the Contents of the Share Exchange Agreement” above.

(b)	By a resolution of the Board of Directors on April 18, 2024, Inageya resolved to receive special dividends of ¥1,263 million from Welpark, a subsidiary that operates a drugstore business, with August 30, 2024 as the effective date (scheduled), and to transfer the shares of Welpark to WELCIA HD for ¥6,989 million, with September 2, 2024 as the share transfer execution date (scheduled). On April 18, 2024, Inageya concluded a share transfer agreement (hereinafter the “Share Transfer Agreement”) with WELCIA HD.

6.	Details of Events Occurring after the Last Day of the Company’s Most Recent Business Year that Have a Significant Impact on the Status of Company Assets, such as Disposal of Important Assets, Burden of Significant Debts, etc.

The Company resolved to implement the Share Exchange, with the Company becoming the wholly-owning parent company in the share exchange and Inageya the wholly-owned subsidiary in the share exchange, by a resolution of the Board of Directors on April 18, 2024, and on the same date, the Share Exchange Agreement was concluded. The contents of the Share Exchange Agreement are as described in “2. Overview of the Contents of the Share Exchange Agreement” above.

Business report(From March 1, 2023 to February 29, 2024)

1. Matters related to the current situation of the Group

(1) Progress and results of the business

In this consolidated fiscal year, the management environment faced significant challenges due to a sharp depreciation of the yen, which continued to drive up energy and raw material prices, causing a surge in prices for food and household goods and posing a strong headwind to consumer spending. Additionally, wage increases due to employment expansion and cost increases due to responses to the logistics 2024 issue have led to price pass-through moves primarily in the manufacturing sector, accelerating the transition to inflation. Consumers are economizing more in this environment, increasingly choosing products and prices that align with their values from various channels, further driven by the trend of digitalization.

Under these conditions, the Group has taken measures to swiftly transition to a different structure by implementing supply chain reforms, logistics to reduce labor costs, and digital investments to mitigate the pressure on profits from rising costs, such as logistics costs, material prices, and utilities.

Specifically, in terms of supply chain reform and focusing on the logistics challenges of 2024, we have launched the “U.S.M.H. Yachiyo Grocery Center,” a joint logistics center introducing facilities and material handling equipment that contribute to automation and labor-saving, and it has been in full operation since September 2023. Additionally, as a practical example of a new model of integrated manufacturing and retail, we have developed “INNER COLOR DELI” as part of the “Green Growers” sustainable product line in collaboration with Orbis Inc. It has been manufactured by our consolidated subsidiary, Rose Corp., and went on sale in October 2023.

In digital initiatives, in December 2023, we signed a business partnership with Vietnam’s VTI JOINT STOCK COMPANY to focus on IT services and accelerate the development of various products and services including “ignica,” aiming to enhance customer value and expand our product deployment business.

The main subsidiaries during this consolidated fiscal year, such as The Maruetsu, Inc. and MaxValu Kanto Co., Ltd., saw a recovery in the number of store visitors and average spend per customer, resulting in improved operating revenue, and gross profit.

On the other hand, Kasumi Co., Ltd. launched a new card in July 2023, shifting from flyer-based price appeals to a new initiative aimed at providing tailored deals based on individual customer preferences and needs, as well as digital experiences and services for customers paying in cash. However, due to a required initial penetration period, operating revenue decreased to 94.8% compared to the previous term, resulting in decreased revenue and profit. Nevertheless, the trends in operating revenue and gross profit are showing a clear recovery.

Across the Group, the gross profit margin improved by 0.4% compared to the previous term, leading to a 101.0% increase in total operating profit. Regarding SG&A, while we managed to reduce electricity costs through reduced power usage and changes in power procurement contracts, increased labor costs and the need to respond to diversifying shopping styles led to increased investments in EC convenience enhancements, diversified payment functions including self-checkouts, and labor-saving devices, which in turn caused an increase in depreciation expenses and promotional expenses due to strategies to expand customer visits, ultimately increasing costs by 0.7% over the previous term. As a result, the consolidated financial results for this consolidated fiscal year included operating revenue of 706.657 billion yen (a 0.3% decrease from the previous term), operating income of 6.907 billion yen (an 8.2% increase), ordinary income of 6.929 billion yen (a 6.0% increase), and net profit attributable to the owners of the parent of 1.008 billion yen (a 24.6% decrease).

During this consolidated fiscal year, The Maruetsu, Inc. opened four new stores, and Kasumi Co., Ltd. opened one new store. On the other hand, to optimize management resources, The Maruetsu, Inc. closed four stores, and MaxValu Kanto Co., Ltd. closed one store, bringing the total number of stores in the Group at the end of the consolidated fiscal year to 529.

The Maruetsu, Inc., a major subsidiary, expanded its “online delivery” to 44 stores and increased the number of stores offering “Uber Eats” service to 119 stores to enhance customer convenience. Furthermore, as a new customer touchpoint and to address shopping challenges in difficult areas, sales have begun with two “mobile supermarkets.” Additionally, self-checkout was expanded to 214 stores, and smartphone payments became available in all stores. As a productivity improvement measure, electronic shelf labels were expanded to 107 stores, and demand-forecasting ordering systems were initiated in all stores. Regarding new store openings, starting with the Lincos Shirokane The Sky store, four stores were opened. Additionally, we started “food drive” activities in 10 new stores to address local community problems and contribute to food loss reduction, expanding to 77 stores.

Kasumi Co., Ltd. focused on increasing the utilization of the ignica brand prepaid point card “Scan&Go Card” as a key strategy. The number of cards issued exceeded 1.19 million by the end of February 2024, and we continuously offered point programs to seniors and parents while implementing various sales strategies that included point rewards, thereby expanding convenience. In December 2023, a new food market model store aimed at making daily food shopping richer and more enjoyable was opened in Kamisato, Saitama at Aeon Town Kamisato.

MaxValu Kanto Co., Ltd. implemented store revitalization in two stores during this consolidated fiscal year based on individual employee input, enhancing products and services tailored to the local customers’ lifestyles. Particularly in February 2024, the revitalization at MaxValu Warabi store focused on enhancing face-to-face sales, strengthening fresh prepared foods, expanding proprietary products, enhancing OMO, and creating new Cafe & Dine spaces, thus enhancing the shopping experience as an experiential supermarket. Additionally, in February 2024, in collaboration with the city of Chiba, a “mobile supermarket” began operations in the Hanamigawa district of Chiba city.

The Group operates the supermarket business as a single segment and omits segment information for other businesses due to their lack of importance.

(Reference Information)

Regarding the major consolidated subsidiaries during this consolidated fiscal year, the operating revenue of The Maruetsu, Inc. was 390.138 billion yen (a 3.8% increase from the previous term), Kasumi Co., Ltd. was 269.891 billion yen (a 5.2% decrease), and MaxValu Kanto Co., Ltd. was 45.183 billion yen (a 4.0% increase).

(2) ESG (Environmental, Social, and Corporate Governance) Initiatives

① Initiatives towards environmental and social contributions

The Group is committed to creating a carbon-neutral society by reducing electricity usage, promoting renewable energy, minimizing food waste and other waste materials through recycling, and transitioning to environmentally conscious materials that eliminate plastic use (e.g., plant-based biomass composite cutlery and shopping bags). Furthermore, starting with our exclusive sales contract with Beyond Meat, we focus on developing and selling products that reduce environmental impact (Green Growers), aiming to realize a sustainable society.

Additionally, based on the “Integrated Report 2022,” we have formulated a specific roadmap for the key issues identified and have started initiatives to achieve these goals while setting performance targets. During this consolidated fiscal year, each business entity within the Group implemented renewable energy solutions, exceeding Group-wide CO2 reduction targets significantly.

Furthermore, each company within the Group is committed to strengthening connections with local communities by engaging in social contribution activities tailored to local characteristics and needs, food support activities together with customers, fundraising efforts, comprehensive cooperation agreements with local governments, and operating mobile supermarkets in areas with shopping difficulties to address local issues.

In response to the Noto Peninsula earthquake in January 2024, The Maruetsu, Inc. held the “Hokuriku Support Fair,” allocating a portion of the sales revenue from well-known Hokuriku products and confections for reconstruction efforts, and the Group also conducted a fundraising campaign and donated the collected funds.

Going forward, the Group will continue to engage in activities that address local community issues.

② Initiatives for strengthening corporate governance

Based on our core philosophy, vision, and mission that form the backbone of our business activities, we have established a basic policy on corporate governance and disclosed it on our website. Our main initiatives include the establishment of a Human Resources and Compensation Advisory Committee and an Evaluation Advisory Committee, composed mainly of independent outside executives, following the Regular General Meeting of Shareholders in May 2016. The Human Resources and Compensation Advisory Committee provides recommendations on compensation systems and amounts for our directors and subsidiary directors, while the Evaluation Advisory Committee continuously works on improving the effectiveness of the Board of Directors based on analyses and evaluations of its effectiveness.

(3) Challenges to be addressed

The environment of cost-push inflation due to wage increases and rising costs of many imported resources and raw materials is expected to continue, requiring more rigorous cost-benefit analysis, and concerns over interest rate increases due to the lifting of the Bank of Japan’s negative interest rate policy, necessitating more precise investments. Furthermore, given the intensifying competition across business formats and the anticipated effects of an aging and declining population, it is urgent to redefine business domains and markets by transitioning to a business that integrates digital and physical elements, such as OMO. In response, the Group has formulated and is implementing various measures under the third medium-term business plan, covering three fiscal years from FY2023 (February 2024 term to February 2026 term). Specifically, the plan includes ① redefining and revitalizing our existing supermarket business through transformation of products and stores (the first engine), ② expanding out-of-store revenue through the implementation of OMO (the second engine), and ③ developing businesses targeting new areas leveraging our accumulated digital intellectual property (the third engine). These three engines are being driven concurrently to realize the vision set forth in our third medium-term business plan, “Beyond Supermarket,” which aims to transcend traditional supermarket business structures.

(4) Financial and Profit and Loss Situation of the Group

By fiscal year Category	Sixth Period (FY 2020)	Seventh Period (FY 2021)	Eighth Period (FY 2022)	Ninth Period (FY 2023)
Net sales	718,904 million yen	701,159 million yen	691,981 million yen	690,498 million yen
Ordinary income	19,433 million yen	12,474 million yen	6,536 million yen	6,929 million yen
Net profit attributable to owners of the parent	8,845 million yen	5,374 million yen	1,336 million yen	1,008 million yen
Earnings per share	68.97 yen	41.89 yen	10.41 yen	7.85 yen
Total assets	285,090 million yen	280,741 million yen	278,729 million yen	285,505 million yen
Net assets	148,797 million yen	152,238 million yen	150,022 million yen	150,250 million yen
Equity ratio	52.0％	54.0％	53.7％	52.5％
Net assets per share	1,155.18 yen	1,180.56 yen	1,167.15 yen	1,168.73 yen

(Notes)	1.	Earnings per share for the current term are calculated based on the average total number of shares issued during the period, while net assets per share are calculated based on the number of shares issued at the end of the period.

2.	“Accounting Standard for Revenue Recognition” (Corporate Accounting Standard No. 29, issued March 31, 2020) has been applied since the beginning of the eighth period.

(5) Situation of parent company and important subsidiaries

① Situation of the parent company

Company name	Capital stock	Capital contribution ratio	Main business content	Business relationship
Aeon Co., Ltd.	220,007 million yen	52.20% (51.0％)	Pure holding company	—
Aeon Market Investment Inc.	100 million yen	51.0%	Pure holding company	—

(Notes)	1.	The numbers in parentheses under the capital contribution ratio column represent the percentage of indirect ownership.
2.	Aeon Market Investment Inc. owns 52.4% of voting rights in the Company and has a capital contribution ratio of 51.0%. Aeon Co., Ltd. owns 100.0% of the voting rights in Aeon Market Investment Inc.

② Issues related to transactions with the parent company and related entities

a.	Matters taken into account to ensure that these transactions do not harm our profits

The Group purchases private brand products such as “Top Valu” and other items from Aeon Co., Ltd., a Group company. Additionally, the Group engages in real estate leasing transactions with the same Group for our store facilities, among other properties. In conducting these transactions, to protect minority shareholders, we ensure that the necessity and terms of the transactions are not significantly different from those with third parties, and decisions are made fairly and properly based on rational judgment.

b.	Regarding the decision by the Board of Directors on whether these transactions harm our profit and the reasons for their decision

United Super Markets Holdings (hereinafter “The Company”), considering the independence from the parent company and appropriate opinions from independent outside directors, makes decisions on whether to conduct these transactions after multifaceted discussions in the Board of Directors. In terms of business operations, we execute our duties based on decisions made primarily by our Board of Directors, maintaining our independence as a listed company and conducting our management and business activities appropriately while respecting each other’s positions.

③ Situation of important subsidiaries

Company name	Capital stock		Our capital contribution ratio	Main business content
The Maruetsu, Inc.	100	million yen	100.0%	Supermarket business
Kasumi Co., Ltd.	100	million yen	100.0%	Supermarket business
MaxValu Kanto Co., Ltd.	100	million yen	100.0%	Supermarket business

(Notes)	1.	The Company has 12 subsidiaries.
2.	Kyoei A&I Co., Ltd., previously a consolidated subsidiary, has been excluded from the consolidated fiscal year since we divested our equity interest.

④ Situation of important affiliated companies

Company name	Capital stock		Our capital contribution ratio		Main business content
Seibu Co., Ltd.	50	million yen	27.7 (27.7)	% %	Supermarket business

(Notes)	1.	We have three affiliated companies, including the important affiliated company mentioned above.
2.	The numbers in parentheses under the capital contribution ratio column represent the percentage of indirect ownership.

⑤ Status of specified wholly owned subsidiaries at the end of the business year

Company name	Address	Total book value	Our total assets
The Maruetsu, Inc.	5-51-12 Higashi-Ikebukuro, Toshima, Tokyo	62,179 million yen	160,479 million yen
Kasumi Co., Ltd.	599-1 Nishi-Ohashi, Tsukuba, Ibaraki	64,257 million yen

(6) Capital investment and funding status

The Group’s capital investments focused on expanding the supermarket business, including opening five new stores and revitalizing existing stores.

As a result, capital investment expenditures for this consolidated fiscal year amounted to 24.275 billion yen.

Furthermore, the funds required for capital investments made during this consolidated fiscal year were covered by internal funds, etc., and interest-bearing debt increased by 1.63 billion yen compared to the end of the previous consolidated fiscal year, totaling 44.876 billion yen.

(7) Main business content (as of February 29, 2024)

The Group consists of the Company, 12 subsidiaries, and 3 affiliated companies, operating in the supermarket business, related product supply business, and other businesses including real estate.

The business content and the role of the Company and related companies in these businesses are as follows.

① Supermarket business

Company name	Category
The Company	Manages the supermarket business
The Maruetsu, Inc. Kasumi Co., Ltd. MaxValu Kanto Co., Ltd. Seibu Co., Ltd.	Mainly engaged in supermarket business including groceries, household goods, and apparel
Maruetsu Fresh Foods Co., Ltd.	Fresh food processing business
ROSE CORPORATION Co.,Ltd. Kasumi Green Co., Ltd.	Involved in the processing, manufacturing, and sales of food products.
Kasumi Mirai Co., Ltd.	Vegetable processing and packaging, etc.

② Other businesses

Company name	Category
Maruetsu-Kaihatsu CO., LTD.	Real estate business
Clover CO.,Ltd.	Product development business
Food Quality Management Center Co., Ltd.	Quality control and inspection services
Marno Co., Ltd.	Business outsourcing services
Asubiz Support Co., Ltd.	Human resources outsourcing services
Nippon Ryutsu Mirai Kyoiku Center Co., Ltd.	Education services
ESUO CORPORATION	Retail operations including cashier and store management

(8) Major bases of the corporate group (as of February 29, 2024)

① The Company

Business location	Address
Head office	Chiyoda, Tokyo
Warabi office	Warabi, Saitama
THE TERRABASE Tsuchiura	Tsuchiura, Ibaraki
U. S. M. H Yachiyo Grocery Center	Yachiyo, Chiba

② Subsidiary

Company name	Head office, stores, and business sites
The Maruetsu, Inc.	[Head office] Toshima, Tokyo
[Stores and business sites]
149 stores in Tokyo, 55 in Saitama, 49 in Chiba, 49 in Kanagawa,
1 in Ibaraki, 1 in Tochigi, totaling 304 stores
Kawasaki Complex Center (Kawasaki, Kanagawa),
Misato Complex Center (Misato, Saitama)
Kasumi Co., Ltd.	[Head office] Tsukuba, Ibaraki
[Stores and business sites]
108 stores in Ibaraki, 40 in Chiba, 34 in Saitama, 7 in Tochigi, 4 in Gunma,
2 in Tokyo, totaling 195 stores
Central Distribution Center (Kasumigaura, Ibaraki),
Sakura Distribution Center (Sakura, Chiba),
Meat Processing Center (Tsuchiura, Ibaraki)
MaxValu Kanto Co., Ltd.	[Head office] Koto, Tokyo
[Stores and business sites] 14 stores in Chiba, 12 in Tokyo, 2 in Saitama, 2 in Kanagawa, totaling 30 stores

(9) Employee situation of the corporate group (as of February 29, 2024)

Category	Number of employees
Supermarket business	7,121 employees	(18,945 employees)
Other businesses	71 employees	(1,768 employees)
Total	7,192 employees	(20,713 employees)

(Notes)	1.	The number of employees is based on the number of working personnel.
2.	The numbers in parentheses indicate the annual average number of part-time and temporary workers (converted to 8-hour days)

(10) Major lenders and borrowing balances (as of February 29, 2024)

Lender	Borrowing balance
The Joyo Bank, Ltd.	5,890	million yen
The Norinchukin Bank	4,020	million yen
Development Bank of Japan Inc.	4,000	million yen
Saitama Resona Bank, Ltd.	3,950	million yen
Shinkin Central Bank	3,000	million yen

2. Matters related to the Company’s shares (as of February 29, 2024)

(1) Total number of authorized shares	500,000,000 shares

(2) Total number of outstanding shares	131,681,356 shares

(3) Number of shareholders	119,390 persons

(4) Major shareholders (top 10)

Shareholder name	Number of shares held		Shareholding percentage
Aeon Market Investment Inc.	67,159	thousand shares	52.31%
The Master Trust Bank of Japan, Ltd. (trust account)	5,673	thousand shares	4.41%
U.S.M.H. Group Business Partners Shareholding Association	2,854	thousand shares	2.22%
Public Interest Incorporated Foundation Kambayashi International Student Scholarship Foundation	2,300	thousand shares	1.79%
Aeon Co., Ltd.	1,629	thousand shares	1.26%
Nippon Access, Inc.	1,528	thousand shares	1.19%
Kokubu Group Corp.	1,099	thousand shares	0.85%
Mitsubishi Shokuhin Co., Ltd.	1,091	thousand shares	0.84%
Kowa Company, Ltd.	1,010	thousand shares	0.78%
Custody Bank of Japan, Ltd. (trust account)	846	thousand shares	0.65%

(Notes)	1.	Treasury stock (3,311,059 shares) is not included in the major shareholders’ list.
2.	Shareholding percentages are calculated excluding treasury stock (3,311,059 shares) and are displayed rounding down to the third decimal place.
3.	Share counts are displayed rounding down to the nearest thousand.

(5) Status of shares issued to executives as compensation for execution of duties during this business year

Category	Number of shares (shares)	Number of recipients (persons)
Director (excluding outside directors)	8,900 shares	4 persons

Note: The above includes shares issued to directors who have resigned.

(For reference)

(6) Matters related to stock acquisition rights, etc.

① Summary of stock acquisition rights issued as compensation for the execution of duties held by executives at the end of the business year

Category	Name (Date of resolution)	Number of holders and quantity	Type and number of shares targeted	Issue price (per unit)	Exercise price (per share)	Exercise period
Director	First stock acquisition right (May 29, 2017)	5 persons 245 units	Common shares: 24,500 shares	113,800 yen	1 yen	June 27, 2017 to June 26, 2047
Director	Second stock acquisition right (May 21, 2018)	5 persons 169 units	Common shares: 16,900 shares	138,600 yen	1 yen	June 11, 2018 to June 10, 2048
Director	Third stock acquisition right (May 24, 2019)	5 persons 216 units	Common shares: 21,600 shares	89,200 yen	1 yen	June 10, 2019 to June 9, 2049
Director	Fourth stock acquisition right (May 20, 2020)	5 persons 200 units	Common shares: 20,000 shares	106,300 yen	1 yen	June 8, 2020 to June 7, 2050
Director	Fifth stock acquisition right (May 21, 2021)	5 persons 226 units	Common shares: 22,600 shares	101,600 yen	1 yen	June 14, 2021 to June 13, 2051
Director	Sixth stock acquisition right (May 20, 2022)	5 persons 219 units	Common shares: 21,900 shares	98,600 yen	1 yen	June 13, 2022 to June 12, 2052
Director	Seventh stock acquisition right (May 19, 2023)	5 persons 116 units	Common shares: 11,600 shares	103,100 yen	1 yen	June 19, 2023 to June 18, 2053

(Notes)	1.	Directors referred to here exclude outside directors and part-time directors.
2.	The exercise of stock acquisition rights is conditional on the holder not being an active director or corporate auditor of the Company or any consolidated subsidiary. Rights can only be exercised in a lump sum within ten days following the loss of their position as a director or auditor of the Company or any consolidated subsidiary.
3.	Transfer of stock acquisition rights requires the approval of our Board of Directors.

② Summary of stock acquisition rights issued as compensation for execution of duties to our employees during this business year

Category	Name (Date of resolution)	Number of recipients and units	Type and number of shares targeted	Issue price (per unit)	Exercise price (per share)	Exercise period
Subsidiary Director	Seventh stock acquisition right (May 19, 2023)	8 persons 107 units	Common shares: 10,700 shares	103,100 yen	1 yen	June 19, 2023 to June 18, 2053

(Notes)	1.	The exercise of stock acquisition rights is conditional on the holder not being an active director or corporate auditor of the Company or any consolidated subsidiary. Rights can only be exercised in a lump sum within ten days following the loss of their position as a director or auditor of the Company or any consolidated subsidiary.
2.	Transfer of stock acquisition rights requires the approval of our Board of Directors.

3. Matters concerning company executives

(1) Names, etc. of directors and corporate auditors (as of February 29, 2024)

Position	Name	Responsibilities and important concurrent positions
Representative Director and President	Motohiro Fujita	Vice Chairman at Aeon Co., Ltd., Director at Kasumi Co., Ltd., Director at MaxValu Kanto Co., Ltd.
Representative Director Vice President	Shinichiro Yamamoto	Head of Digital Division, Representative Director and President at Kasumi Co., Ltd.
Representative Director Vice President	Masaharu Honma	Representative Director and President at The Maruetsu, Inc.,
Director Vice President	Satoshi Shimada	President at MaxValu Kanto Co., Ltd., Director
Director	Hiroshi Saito	The Maruetsu, Inc. Director, Executive Officer, Head of Education Human Resources Department, also in charge of Business Design and Management Planning.
Director Counselor	Motoya Okada	Director and Representative Executive Chairman at Aeon Co., Ltd. Aeon Mall Corp. Director Counselor Welcia Holdings Co., Ltd. Director Kusuri no Aoki Holdings Co., Ltd. Director at Aoki Holdings Inc.
Director	Tomonobu Miki	Executive officer and head of the first food division at Marubeni Corp.
Director	Shigekazu Torikai	Representative of Torikai General Law Office Outside Director at Murakoshi Holdings Co., Ltd.
Director	Naoko Makino	Representative Director of Limited Company Studio Ku Delegate of the Japanese Society of Food Education and member of the Planning Committee
Full-time Corporate Auditor	Takeshi Nemoto	Corporate Auditor at The Maruetsu, Inc.
Full-time Corporate Auditor	Tadayoshi Yoyogi	Corporate Auditor at Kasumi Co., Ltd.
Corporate Auditor	Chiharu Takeshima	Deputy head of the first food division and head of the first and second strategic planning offices of the food division at Marubeni Corp.
Corporate Auditor	Hirofumi Ishimoto	Full-time Corporate Auditor at Aeon Big Co., Ltd.
Corporate Auditor	Shinobu Okamoto	Representative of Okamoto Shinobu Tax Accountant Office Outside Director at Yamaichi Electronics Co., Ltd. (Audit and Supervisory Board Member)

(Notes)	1.	Changes in directors and corporate auditors during the business year Directors Ryota Furuse and Akira Terakawa, and Corporate Auditors Masami Sakamoto and Koichi Ihara retired upon the conclusion of their terms at the 8th Regular General Meeting of Shareholders held on May 19, 2023.
2.	At the 8th Regular General Meeting of Shareholders held on May 19, 2023, Hiroshi Saito and Tomonobu Miki were newly appointed as directors, and Takeshi Nemoto and Chiharu Takeshima were newly appointed as corporate auditors.
3.	Directors Tomonobu Miki, Shigekazu Torikai, and Naoko Makino qualify as outside directors under Article 2, Paragraph 15 of the Companies Act. Additionally, Directors Shigekazu Torikai and Naoko Makino are registered as independent executives with the Tokyo Stock Exchange, where the Company is listed.
4.	Corporate Auditors Chiharu Takeshima, Hirofumi Ishimoto, and Shinobu Okamoto qualify as outside corporate auditors under Article 2, Paragraph 16 of the Companies Act. Additionally, Corporate Auditor Shinobu Okamoto is registered as an independent executive with the Tokyo Stock Exchange where the Company is listed.
5.	Corporate Auditor Shinobu Okamoto primarily has extensive experience in corporate accounting and a broad understanding of taxation and accounting as a certified public accountant.

(2) Matters concerning the compensation of directors and corporate auditors

In response to the amendments to the Companies Act enacted on March 1, 2021, the Company adopted a resolution at the Board of Directors meeting held on February 26, 2021, regarding policies for the individual compensation of directors, based on our corporate governance guidelines.

Excluding our outside executives, our officer compensation policy reflects a commitment to “enhancing medium- to long-term financial results and fostering a healthy entrepreneurial spirit among directors to drive sustainable growth and enhance corporate value” as a basic policy. This executive compensation system increases the proportion linked to performance, and the amounts paid to directors are determined within the limits set by the resolution of the General Meeting of Shareholders, based on recommendations from the Human Resources and Compensation Advisory Committee.

The compensation for outside directors and corporate auditors consists solely of a monthly salary. The level of compensation is determined based on third-party benchmarks for compensation levels at domestic companies. The amount of compensation for corporate auditors is decided through discussions among the auditors, within the limits set by a resolution at the General Meeting of Shareholders.

Additionally, a “Human Resources and Compensation Advisory Committee” primarily composed of independent outside executives is continuously positioned under the Board of Directors. Each April, the committee reviews the previous year’s financial results for each operating company to verify the appropriateness of compensation levels, ensuring objectivity and transparency.

① Overview of the compensation system for directors (excluding outside executives)

Type	Plan		Content	Performance-linked	Deliverable	Evaluation Target
Monthly Compensation	Monthly compensation	Basic compensation	Monetary compensation paid monthly, fixed according to the director’s position	Fixed	Monetary	－
Role-based compensation
	Annual performance compensation (reflected monthly)		Amounts are determined based on the previous fiscal year’s performance achievement rate and the individual director’s evaluation, consisting of performance-linked monetary compensation	Performance Linked		Short-term
Equity Compensation Compensation	Restricted stock compensation (RS)		Linked to the medium-term business plan, stock compensation pre-determined annually for the target period		Stock	Medium- to long-term
	Stock compensation Stock option (SO)		Granted based on the achievement rate of the previous fiscal year’s performance, it is a form of the Company’s stock compensation		New share Reservation rights

② Overview of position-specific compensation, performance-linked compensation, and non-monetary compensation distribution ratios

Based on the table below, individual compensation is calculated based on the performance achievement points, which are derived from the completion rate of the budget for consolidated operating revenue and consolidated ordinary income. Within the range of the payout rate predetermined according to each director’s role, the payout rate is determined by each director’s performance evaluation. The compensation amount is then determined by multiplying the payout rate by the standard value. The Company uses the following performance indicators to consistently realize improvements in corporate value. In this business year, consolidated operating revenue was 706.6 billion yen, and consolidated ordinary income was 6.9 billion yen, with a performance achievement rate of 69.3%.

Position-specific compensation	Ratio (composition %)				Total (%)
	Fixed compensation	Performance-linked compensation
	Monetary compensation		Stock-based compensation (SO)	Restricted stock compensation (RS)
(Representative Director) Chairman & President	45	40	10	5	100
(Representative Director) Vice President	45	40	10	5
(Non-representative) Chairman & Vice President	50	35	10	5
Senior Managing Director	55	30	10	5
Managing Director	58	27	10	5
Concurrent Director	60	25	10	5

Note: The composition ratio percentages are calculated based on the total compensation amount as 100%, and listed as average values (%) for each type of compensation.

③ Procedures for determining compensation

To ensure the appropriateness and transparency of the compensation decision process for targeted directors, the Company has established a Human Resources & Compensation Advisory Committee as an advisory body to the Board of Directors, with a majority of its members being independent outside executives. The structure of directors’ compensation, the appropriateness of the design of performance-linked compensation systems, the setting of targets, and performance evaluations are deliberated within the Human Resources & Compensation Advisory Committee, then reported to the Board of Directors for decision.

In determining individual directors’ compensation for this business year, the Human Resources & Compensation Advisory Committee conducts a comprehensive review, including consistency with the officer compensation policy, before making a recommendation. The Board of Directors respects the content of these recommendations, judging them to be in line with the officer compensation policy.

④ Total amount and number of directors and corporate auditors’ compensation for the current term

Executive classification	Total amount of compensation (million yen)	Total amount of compensation by type (million yen)			Number of executives involved (persons)
		Monthly compensation	Stock options	Restricted stock compensation
Directors (excluding outside directors)	66	41	12	10	7
Corporate Auditors (excluding outside corporate auditors)	18	18	－	－	3
Outside Directors	23	23	－	－	4
Outside Corporate Auditors	11	11	－	－	4

(Notes)	1.	The total number of directors and corporate auditors compensated includes payments to two directors and two corporate auditors who retired upon the conclusion of the 8th Regular General Meeting of Shareholders held on May 19, 2023.

2.	The annual limit for directors’ compensation was set at the 1st Regular General Meeting of Shareholders held on May 19, 2016, at up to 150 million yen annually (of which up to 35 million yen is for outside directors), with nine directors at the time of this resolution (including three outside directors). At the 2nd Regular General Meeting of Shareholders held on May 19, 2017, it was resolved to continue providing monetary compensation for stock-based compensation (assigning stock acquisition rights with an exercise price of 1 yen per share) within the annual limit of 150 million yen established for directors (excluding outside directors and part-time directors) at the 1st Regular General Meeting of Shareholders held on May 19, 2016. At the time of this resolution, the target number of directors was nine (including three outside directors).

3.	At the 2nd Regular General Meeting of Shareholders held on May 19, 2017, it was resolved to introduce a restricted stock compensation system for targeted directors to provide incentives for sustained enhancement of corporate value and to further share value with shareholders. Additionally, separate from the directors’ compensation, the upper limit of the monetary remuneration claim for restricted stock paid to the directors was set at 150 million yen annually, with the total number of company shares granted not exceeding 200,000 per year. Furthermore, at the 5th Regular General Meeting of Shareholders held on May 20, 2020, part of the restricted stock compensation system was revised. For the first, second, and third years of the medium-term business plan, stocks with a one-year restriction period were granted, with all restrictions lifted if the previous business year’s achievement points reached 100% or higher, and all forfeited if less than 100%. However, the monetary remuneration claim related to the restricted stock compensation system for targeted directors is intended to be paid in a lump sum as compensation for one year of execution of duties, effectively within an annual limit of 50 million yen and up to 66,667 shares, following the previous system. At the time of this resolution, the number of targeted directors was five.

4.	The annual limit for corporate auditors’ compensation was set at the 1st Regular General Meeting of Shareholders held on May 19, 2016 at up to 50 million yen, with five corporate auditors at the time of the resolution (including three outside corporate auditors).

5.	The above payments include the cost of stock acquisition rights granted to five directors by a resolution of the Board of Directors held on May 19, 2023 for the current term, amounting to 14 million yen.

6.	In addition to the above compensation, the total amount of officer compensation received by outside corporate auditors from the parent company and its subsidiaries, etc. (excluding the Company) is 11 million yen, paid to one person.

7.	The amounts for stock options and restricted stock compensation represent the expense recorded for the current business year.

8.	The monthly compensation of 41 million yen for directors (excluding outside directors) consists of a fixed monthly compensation of 36 million yen and performance-linked monetary compensation of 5 million yen based on annual financial results. The total amount for performance-linked compensation is 28 million yen, and the total for non-monetary compensation is 23 million yen.

9.	Monthly compensation for corporate auditors (excluding outside corporate auditors), outside directors, and outside corporate auditors consists entirely of fixed monetary compensation.

(3)	Directors and corporate auditors who retired during this business year

Name	Date of retirement	Reason for retirement	Position at the time of retirement, and important concurrent positions
Ryota Furuse	May 19, 2023	Term expired	Director of the Company Representative Director and Chairman of The Maruetsu, Inc.
Akira Terakawa	May 19, 2023	Term expired	Director of the Company Representative Director and Senior Executive Vice President; CEO of the Consumer Products Group at Marubeni Corp.
Masami Sakamoto	May 19, 2023	Term expired	Corporate Auditor of the Company
Koichi Ihara	May 19, 2023	Term expired	Corporate Auditor of the Company Manager of the Consumer Products Group at Marubeni Corp.

(4)	Major changes in the positions of directors and corporate auditors after the end of this business year

Name	New position	Previous position	Date of change
Motohiro Fujita	Chairman of Kasumi Co., Ltd.	Vice Chairman at Aeon Co., Ltd., Director at Kasumi Co., Ltd.,	March 1, 2024
Shinichiro Yamamoto	Director at Kasumi Co., Ltd., Head of Digital Division and Management Strategy Division at the Company	Representative Director and President at Kasumi Co., Ltd. Head of Digital Division at the Company	March 1, 2024
Tomonobu Miki	Director at Marubeni Corp.	Executive officer and head of the first food division at Marubeni Corp.	April 1, 2024
Chiharu Takeshima	Deputy head of the first food division and head of the first and second strategic planning offices of the food division at Marubeni Corp.	Deputy head of the first food division and head of the first and second strategic planning offices of the food division at Marubeni Corp.	April 1, 2024

(5)	Matters concerning outside executives

①	Important concurrent positions and relations with the Group

-	Important concurrent positions of outside directors and outside corporate auditors are as listed in “3. Matters concerning company executives (1) Names, etc. of directors and corporate auditors (as of February 29, 2024).”

-	Tomonobu Miki and Chiharu Takeshima, who hold concurrent positions at Marubeni Corporation, are involved in transactions such as the procurement of goods between the Group and the Marubeni group.

-	There are no special relationships with the concurrent positions of other outside directors and outside corporate auditors.

②	Attendance at the Board of Directors and Audit and Supervisory Board during this business year (number of attendances/number of meetings)

Category	Name		Board of Directors		Audit and Supervisory Board
Director	*	Tomonobu Miki	10 times/10 times	(Attendance rate 100.0%)	—
Director		Shigekazu Torikai	12 times/12 times	(Attendance rate 100.0%)	—
Director		Naoko Makino	12 times/12 times	(Attendance rate 100.0%)	—
Corporate Auditor	*	Chiharu Takeshima	10 times/10 times	(Attendance rate 100.0%)	10 times/10 times (Attendance rate 100.0%)
Corporate Auditor		Hirofumi Ishimoto	12 times/12 times	(Attendance rate 100.0%)	13 times/13 times (Attendance rate 100.0%)
Corporate Auditor		Shinobu Okamoto	12 times/12 times	(Attendance rate 100.0%)	13 times/13 times (Attendance rate 100.0%)

Note: The * indicates the status after appointment on May 19, 2023.

③	Main activities during this business year

-	Tomonobu Miki has played a proper role in ensuring the appropriateness and correctness of decision-making due to his deep insight gained from experience as an overseas corporate manager, contributing objective perspectives and active participation in strategic corporate management.

-	Shigekazu Torikai, as an outside director, has played a proper role in ensuring the appropriateness and correctness of decision-making by providing an objective, independent perspective primarily from his professional standpoint as a lawyer and actively participating in discussions. He also serves as the chairperson of the Human Resources & Compensation Advisory Committee, performing a supervisory function in the selection of executive candidates and decision-making processes concerning officer compensation from a neutral standpoint.

-	Naoko Makino, as an outside director, has played a proper role in ensuring the appropriateness and correctness of decision-making by bringing a consumer’s objective and independent perspective to discussions, enriched by her extensive experience and knowledge in nutrition and cooking. She also serves as a member of the Human Resources & Compensation Advisory Committee, performing a supervisory function in the selection of executive candidates and decision-making processes concerning officer compensation from a neutral standpoint.

-	Chiharu Takeshima, as an outside corporate auditor, has played a proper role in ensuring the appropriateness and correctness of decision-making by contributing his adequate knowledge and experience in mainly business administration from an audit perspective and actively participating in discussions. He also serves as a member of the advisory committee evaluating the effectiveness of the Board of Directors, contributing as needed to problem-solving efforts.

-	Hirofumi Ishimoto, as an outside corporate auditor, has played a proper role in ensuring the appropriateness and correctness of decision-making, actively contributing his views based on the extensive management experience and knowledge gained from his long involvement with other companies.

-	Shinobu Okamoto, as an outside corporate auditor, has played a proper role in ensuring the appropriateness and correctness of decision-making by providing an objective, independent perspective as a tax accountant with rich experience in corporate accounting and a broad understanding of taxation and accounting, actively participating in discussions. He also serves as a member of the Human Resources & Compensation Advisory Committee, performing a supervisory function in the selection of executive candidates and decision-making processes concerning officer compensation from a neutral standpoint.

(6)	Summary of the liability limitation agreement

The Company has provisions in the articles of incorporation allowing for the limitation of compensation liability under Article 427, Paragraph 1 of the Companies Act for outside executives.

Accordingly, all outside executives have entered into contracts that limit the amount stipulated in Article 425, Paragraph 1 of the Companies Act, provided they perform their duties in good faith and without gross negligence.

(7)	Summary of the directors and officers liability insurance contract

We have entered into a directors and officers liability insurance contract with an insurance firm as provided under Article 430-3, Paragraph 1 of the Companies Act, which covers damages or costs associated with litigation arising from the execution of their duties. The insured under this insurance contract includes the Company’s directors and corporate auditors, as well as those of subsidiaries, and all premiums are entirely borne by the Company.

4.	Matters related to the accounts auditor

(1)	Name of the accounts auditor: Deloitte Touche Tohmatsu LLC

(2)	Amount of compensation

①	Amount of compensation for the accounts auditor for this business year	31 million yen
②	Total amount of monetary and other property benefits payable to the accounts auditor by the Company and its subsidiaries	110 million yen

(Notes)	1.	Reason the Audit and Supervisory Board agreed to the compensation of the accounts auditor Our Audit and Supervisory Board, after obtaining necessary documents and reports from the Board of Directors, internal departments, and the accounts auditor, reviewed the previous accounts auditor’s execution of duties, the current term’s audit plan, audit hours, and the basis for estimating compensation. Consequently, they consented to the amount of compensation for the accounts auditor as per Article 399, Paragraph 1 of the Companies Act.

2.	The Company pays the accounts auditor for advisory and guidance services related to the application of revenue recognition standards, which are tasks other than those specified under Article 2, Paragraph 1 of the Certified Public Accountants Act.

3.	In our audit contract with the accounts auditor, the compensation amount for the audit under the Companies Act and the Financial Instruments and Exchange Act is not distinguished, and effectively, these amounts cannot be separated; thus, ① includes these total amounts.

(3)	Policy on dismissal or non-reappointment

If deemed necessary, such as when there is an impediment to the execution of duties by the accounts auditor, the Audit and Supervisory Board will decide on a proposal for dismissal or non-reappointment of the accounts auditor, and the Board of Directors will submit this proposal to the General Meeting of Shareholders based on that decision.

Furthermore, if the accounts auditor is deemed to meet the criteria specified under Article 340, Paragraph 1 of the Companies Act, the Audit and Supervisory Board, with the consent of all corporate auditors, will dismiss the accounts auditor. In this case, the corporate auditor selected by the Audit and Supervisory Board will report the dismissal and its reasons at the first General Meeting of Shareholders convened after the dismissal.

5.	Company Structure and Policy

(1)	Basic policy on the Company’s corporate governance

①	Basic policy on corporate governance

-	Respect the autonomy of operating companies and base operations on the core philosophy, vision, and mission established at the founding, which focus on “customer-first” and “contributing to the local community”.

-	Ensure transparency and fairness in decision-making to achieve proper collaboration with shareholders and other stakeholders.

-	Treat shareholders, especially those who provide feedback through their daily shopping, and other stakeholders who can collaborate effectively from a medium- to long-term perspective as important partners. Create an environment conducive to constructive dialogue and establish a system that incorporates their input into our management.

-	Based on the above three principles, ensure rationality in the management decision-making process to demonstrate healthy entrepreneurial spirit and make rapid and decisive decisions, striving for the Company’s sustainable growth and medium- to long-term increase in corporate value.

②	Overall structure of the corporate governance system

-	The Board of Directors makes significant management decisions, and as a company with an audit and supervisory board, independent corporate auditors and the Audit and Supervisory Board audit the execution of duties by the directors.

-	Enhance the independence of the Board of Directors and the effectiveness of supervision over the management team and directors by maintaining a system with two independent outside directors and appointing one independent outside corporate auditor.

-	Establish a special committee with enhanced independence to deliberate and report on significant transactions that may conflict with the interests of minority shareholders.

-	Establish the “Human Resources & Compensation Advisory Committee,” consisting mainly of independent outside executives under the Board of Directors, to ensure the appropriateness and transparency of executive compensation levels and performance evaluations, and to set procedures and compensation systems for the appointment of directors through fair and transparent processes.

③	Role and responsibilities of the Board of Directors

-	The Board of Directors establishes the direction of management strategies and other important matters in accordance with laws, articles of incorporation, and Board regulations.

-	Clarify and thoroughly communicate the duties and responsibilities of directors and each department through the Management Committee Regulations, job authority regulations, decision-making standards, and job responsibilities chart, thereby supporting appropriate risk-taking by executive management.

-	The Board of Directors recognizes the medium-term business plan as a commitment to shareholders and strives to realize it. If significant deviations from target figures occur, they analyze the causes, set up opportunities to explain it to shareholders and investors, and reflect it in plans for the next period and beyond.

-	In nominating the next representative director or new directors, the Board of Directors works in coordination with the operating company to properly evaluate candidates, ensuring a highly transparent and fair succession planning system.

④	Role, responsibilities, and enhancement of functions of the Audit and Supervisory Board

-	The Audit and Supervisory Board, as an independent institution entrusted by shareholders, defines its roles and responsibilities according to the corporate auditor audit standards.

-	In performing their duties, corporate auditors strive to maintain their independence, always uphold an impartial and unbiased attitude, and make appropriate judgments independently and objectively based on their own convictions.

-	Appoint one independent outside corporate auditor to strengthen the independence and enhance the functions of the Audit and Supervisory Board.

-	Facilitate information exchange with outside directors and establish the “Group Audit and Supervisory Board Liaison Committee” to coordinate with the corporate auditors and internal audit department of the operating company, striving for effective auditing.

General Meeting of Shareholders
Election/Dismissal
Oversight
Collaboration
Reporting
Audit and Supervisory Board (Corporate auditors)
Board of Directors (Directors)
Accounting auditors/Auditing corporation
Accounts auditing
Collaboration
Collaboration
Oversight Selection/ Dismissal
Execution reporting
Management strategy reportSustainability promotion reportinging
Resolution/ Approval
Human Resources and Compensation Advisory Committee
Evaluation Advisory Committee
Special Committee
Group Audit and Supervisory Board Liaison Committee
President and Representative Director
Management Committee
Promotion of management strategy
Promoting sustainability
Reporting
Resolution/Approval
Resolution/Approv al
Internal auditing
Internal Audit Department
・Internal controls
・Auditing
Reporting
Corporate departments
Reporting
Auditing
Management guidance
Reporting
Corporate auditors/ Audit department
Subsidiaries

(2)	Overview of the effectiveness evaluation of the Board of Directors

Annually in March, the Company conducts a self-evaluation by directors and corporate auditors through a survey to analyze and identify issues. By addressing these issues with targeted measures, we enhance the effectiveness of our Board of Directors. The creation, collection, and partial analysis of the survey are performed using external agencies to enhance transparency and ensure effectiveness.

-	The Evaluation Advisory Committee, consisting of two outside directors (including the chairperson) and two outside corporate auditors, continuously works on enhancing the effectiveness of the Board of Directors based on these evaluations.

①	Survey Overview

Respondents	14 members including directors and corporate auditors (including outside executives)
Evaluation Items 20 questions plus open-ended responses

① Role and functions of the Board of Directors

② Size and composition of the Board of Directors

③ Operation of the Board of Directors

④ Collaboration with auditing bodies

⑤ Communication with management

⑥ Communication with shareholders and investors

Response Method	Anonymous scoring from 3 (satisfied) to 1 (dissatisfied) and open-ended responses
Evaluation Method	Analysis by a third party and reporting and verification to the Board of Directors

②	Identifying Issues from Survey Results

a.	Operational Improvement Items

-	Enhancing discussions within the Board of Directors (strategy, results, review)

-	Information exchange between outside directors and operating company executives

-	Reporting internal audit status in the Board of Directors

b.	Items for Reporting to the Board of Directors

-	Dialogue and information transmission with individual shareholders

-	Training opportunities for directors and corporate auditors

-	Successor training plan

③	Future Proposals (Report to the Board of Directors)

a.	Measures to build strong relationships with shareholders

b.	Providing training opportunities for directors and corporate auditors

c.	Developing a successor training plan for the Company and its operating units

The Board of Directors will address these issues based on reports from the Evaluation Advisory Committee. By utilizing the functions of the Evaluation Advisory Committee and coordination with the Board of Directors, we strive to continuously strengthen corporate governance.

(3)	Policy concerning shares held by the U.S.M.H. Group

The U.S.M.H. Group has established policies regarding cross-shareholdings and standards for exercising voting rights associated with such shareholdings. According to the basic policy, since January 2016, the Company has sold shares in 16 companies with a total acquisition cost of 502 million yen. The remaining shares held at the end of the business year are regularly verified by the Board of Directors to assess whether maintaining and strengthening business relations with corporate clients and information gathering are beneficial in the medium- to long-term for both the U.S.M.H. Group and the corporate clients, as well as to evaluate the health and risks of the companies held, and to decide the rationality of continuing to hold these shares. - In exercising voting rights related to held shares, decisions are made according to guidelines with the aim of enhancing the U.S.M.H. Group’s shareholder value and the medium- to long-term corporate value of the investment targets, and are exercised appropriately.

(4)	Policy on the distribution of surplus funds such as dividends

Regarding profit distribution, returning profits to shareholders is considered a key policy. Taking into account future business development and the management environment, our basic policy is to provide stable dividends while aiming to enhance revenue capabilities and strengthen our corporate constitution through ample retained earnings.

Retained earnings are intended for investment in future business developments.

[Regarding the distribution of surplus for the current term]

The end-of-term surplus distribution, decided by the Board of Directors on April 9, 2024, is 8 yen per share (combined with the interim dividend for an annual total of 16 yen per share).

(5)	System to ensure the appropriateness of operations

The Company has resolved a basic policy regarding systems to ensure the appropriateness of operations in accordance with relevant laws and ordinances. The content at the end of this business year is as follows.

[Overview of the Board of Directors’ Resolution]

①	Compliance Management System

-	Ensure that the duties of directors and employees of the Company and its subsidiaries are performed in accordance with laws, ordinances, and the articles of incorporation, and that everyone is thoroughly familiarized with the “U.S.M.H. Code of Conduct,” which is set as a guideline for action.

-	The management division will work with external experts such as lawyers and certified public accountants to implement measures for compliance and thorough familiarization with laws and ordinances and for education and risk management for the Company and its subsidiaries.

-	The Internal Audit Department will conduct audits of the Company and its subsidiaries in cooperation with the Company’s corporate auditors and accounts auditors, independently and objectively, and report regularly on the internal audit and internal control status to the “Management Committee.”

-	In case of misconduct or similar issues within the Company or subsidiaries, “internal reporting channels” are established at the Company and its subsidiaries where executives, employees, and business partners can directly provide information, and this is made known to all employees of the Company and its subsidiaries. The information reported is kept confidential in accordance with laws, ordinances, and internal regulations, and no adverse treatment is given to the informant. Furthermore, a summary of the reports and the number of reports are presented to the “Management Committee.”

-	The “U.S.M.H. Code of Conduct” dictates a resolute stance against anti-social forces that threaten the order and safety of civic life, cutting off all relations.

②	Information Preservation System

-	Information related to decisions made at the Board of Directors, Management Committee, and other important meetings is stored and managed according to the document management regulations, and a system is in place to allow relevant parties to access this information.

-	Information that must be managed as confidential according to the Companies Act, Financial Instruments and Exchange Act, and other laws and ordinances, such as management information and personal information of customers and shareholders, is protected and managed according to the “Insider Trading Management Regulations,” “Personal Information Protection Regulations,” and other such regulations.

③	Risk Management System

-	The basic matters concerning risk management for the Company and its subsidiaries are stipulated in the “Risk Management Regulations,” and their thorough implementation is ensured.

-	The Company has formulated a business continuity plan (BCP) assuming a major disaster (earthquake directly beneath the capital) and regularly conducts training to enhance the effectiveness of the plan.

-	We will work on building internal controls related to financial reporting (compliance with the “J-SOX Act”), including subsidiaries.

④	Efficient Execution of Duties System

-	To clarify the responsibilities associated with the execution of duties, the Company and its subsidiaries have set the term of office for directors at one year.

-	Significant matters related to the management of the Company and its subsidiaries are decided by the Company’s Board of Directors after deliberation by the Management Committee, from the perspectives of effectiveness and efficiency of duties.

-	Duties based on decisions made by the Board of Directors and other bodies are delegated according to “Duty Authority” and “Business Responsibilities,” ensuring the maintenance and improvement of an efficient and appropriate execution of duties system.

-	We will promote organizational streamlining and the appropriate use of IT to enhance work efficiency.

⑤	System to Ensure the Appropriateness of Operations within the Corporate Group Consisting of the Company and Its Subsidiaries

-	The Company has established “Affiliated Company Management Regulations” aimed at appropriately managing affiliated companies, smoothly providing guidance and support to affiliated companies, and contributing to the stable growth, efficiency of management, and internal controls of the U.S.M.H. Group.

-	The Company mandates its subsidiaries, through the Affiliated Company Management Regulations, to regularly report to the Company on business performance, financial conditions, and other significant management matters.

-	Respecting the independence of subsidiaries while regularly receiving reports on their management situations and discussing management policies and close cooperation between companies.

-	Ensures close coordination with subsidiaries to promote efficient business execution by leveraging management know-how and other resources effectively.

-	The Internal Audit Department assists in auditing the establishment of the internal control system within subsidiaries, conducts monitoring and necessary audits of subsidiaries, and verifies the appropriateness and effectiveness of their internal management and audit systems.

⑥	System for Employees Assisting the Corporate Auditor

-	Directors will place suitable personnel as dedicated employees to assist the corporate auditor in their duties upon request.

-	If the corporate auditor requests assistance for their duties from employees of the Internal Audit Department, directors will command such assistance.

-	Employees tasked with assisting the corporate auditor will follow the instructions of the corporate auditor and have the authority to conduct investigations necessary for the audit.

⑦	Ensuring the Independence and Effectiveness of Instructions to Employees Assisting the Corporate Auditor

-	To ensure the proper performance of their duties, personnel considerations and changes involving employees assisting the corporate auditor will be done with prior consent and in consideration of the opinions of the Audit and Supervisory Board.

-	Employees assisting the corporate auditor will follow the command and instructions of the corporate auditor, and the Company ensures that this is thoroughly communicated to directors and employees.

⑧	System for Directors and Employees to Report to the Corporate Auditor

-	Directors and employees of the Company, as well as those of subsidiaries, will report to the corporate auditor on significant matters related to management and business operations, as well as the status and results of business execution.

-	Directors and employees of the Company and affiliated companies (hereafter referred to as “Group executives and employees”) will immediately report to the corporate auditor if they recognize the potential occurrence of losses or compliance violations that could affect performance forecasts.

-	Group executives and employees will report promptly and honestly on relevant matters when requested by the corporate auditor concerning business execution.

⑨	System to Ensure that Persons Reporting to the Corporate Auditor are not Treated Unfavorably for Making Such Reports

-	The Company prohibits unfavorable treatment of directors and employees of the Company and its subsidiaries who report to the corporate auditor based on the fact that they have made such reports, and ensures thorough communication of this prohibition to directors and employees of the Company and its subsidiaries.

⑩	Policies related to the advance payment or reimbursement of costs incurred in the execution of duties by the corporate auditor

-	When the corporate auditor requests an advance payment of expenses based on Article 388 of the Companies Act, the responsible department deliberates and, unless it is determined that the expenses or liabilities are not necessary for the execution of the corporate auditor’s duties, will promptly comply with such requests.

⑪	Other systems to ensure effective auditing by the corporate auditor

-	The representative director and the corporate auditor will hold meetings as needed to facilitate mutual communication and exchange opinions.

-	Directors will assist the corporate auditor in performing their duties by facilitating communication and information collection and exchange with outside directors and directors of subsidiaries, among others.

-	Directors will invite the corporate auditor to attend meetings related to significant business execution to ensure effective auditing.

-	The Internal Audit Department will report to the full-time corporate auditor in a timely manner on the implementation of internal audits at the Company and its subsidiaries and build a coordination system for exchanging opinions and information to ensure the effectiveness of audits.

(6)	Operational status of the system to ensure the appropriateness of business operations

The following is an overview of the operational status of the system to ensure the appropriateness of business operations during this business year.

①	Compliance system

-	Ensure that the duties of directors and employees of the Company and its subsidiaries are performed in accordance with laws, ordinances, and the articles of incorporation, and that everyone is thoroughly familiarized with the “U.S.M.H. Code of Conduct,” which is set as a guideline for action. Furthermore, continuously conduct various training sessions aimed at enhancing compliance awareness and sharing our core philosophy, specifically targeting those in positions of responsibility. In addition, the management department continues to collaborate with external experts such as certified public accountants this business year, considering the importance of the impact on the reliability of financial reporting, to implement education on compliance with laws and ordinances and thorough communication for management personnel of subsidiaries.

-	The Company and its subsidiaries have expanded the provisions of the internal reporting system related to the Revised Whistleblower Protection Act enacted in June 2022, and through awareness campaigns using posters and training, they strive to improve the effectiveness and proper operation of the system.

-	The Internal Audit Department will conduct audits of the Company and its subsidiaries in cooperation with the Company’s corporate auditors and accounts auditors, independently and objectively, and report regularly on the internal audit and internal control status to the “Management Committee.”

-	In case of misconduct or similar issues within the Company or its subsidiaries, “internal reporting channels” are established at the Company and its subsidiaries where executives, employees, and business partners can directly provide information. The Company makes this known among the executives and employees of the Company and its subsidiaries, reporting the summary and number of reports to the “Management Committee.”

-	The “U.S.M.H. Code of Conduct” dictates a resolute stance against anti-social forces that threaten the order and safety of civic life, cutting off all relations.

②	Information Preservation System

-	As part of information security measures, the Company has established regulations aimed at preventing the leakage of confidential company information, including personal information, and further strengthens the management and disposal of documents and data to strive for improved information management and prevention of confidential information leakage.

-	In this business year, we have conducted training to prevent email virus infections and the like, aiming to raise individual awareness and enhance information security. In response to amendments to the Act on the Protection of Personal Information, related departments are collaborating to examine policy content to further enhance and strengthen our measures.

③	Risk Management System

-	The basic matters concerning risk management for the Company and its subsidiaries are stipulated in the “Risk Management Regulations,” and their thorough dissemination is ensured. To support these initiatives, our Human Resources and General Affairs report significant risks from subsidiaries to the Audit and Supervisory Board monthly, and as important risks arise, they are promptly reported to the Management Committee and Board of Directors for swift resolution.

-	The Company has formulated a business continuity plan (BCP) assuming a major disaster (earthquake directly beneath the capital) and regularly conducts training to enhance the effectiveness of the plan.

-	The Company has prepared an “Internal Control Evaluation Plan” related to financial reporting, which also includes details on the internal controls of subsidiaries. The Internal Audit Department regularly reports on the status of internal controls to the Management Committee.

④	Director’s Execution of Duties System

-	Based on the Company’s core philosophy, our policy since the first Regular General Meeting of Shareholders in May 2016 has been to ensure that directors contribute to the further development of the entire Group, accurately understand the issues of their departments, collaborate with other executives and employees to resolve problems, and possess insight into compliance with laws and ordinances and corporate ethics. We have also increased the number of independent outside directors by one to enhance these capabilities.

-	The Board of Directors ensures the legality and adherence to the articles of incorporation in the execution of duties by directors and holds regular meetings to enrich deliberations. Additionally, directors participate in surveys conducted by third-party organizations to evaluate the effectiveness of the Board of Directors, share the findings within the board, create action plans from the identified issues, and work to enhance effectiveness.

⑤	Subsidiary Management System

-	The Company’s Representative Director and President concurrently serves as a director for two subsidiaries, Kasumi Co., Ltd. and MaxValu Kanto Co., Ltd., and attends their board meetings regularly. Additionally, two of the Company’s Representative Director Vice Presidents and one Director Vice President serve as Presidents of The Maruetsu, Inc., Kasumi Co., Ltd., and MaxValu Kanto Co., Ltd., respectively, convening and holding board meetings regularly for these subsidiaries.

-	In this business year, we have conducted online training sessions aimed at strengthening the supervision and functionality of the internal control systems, focusing on compliance education, adherence to laws and ordinances, risk management systems, and internal reporting for directors and executive officers of all Group subsidiaries.

-	The Internal Audit Department reports to the full-time corporate auditor in a timely manner on the implementation of internal audits at the Company and its subsidiaries and build a coordination system for exchanging opinions and information to ensure the effectiveness of audits. We have also conducted business audits of subsidiaries in this business year, striving to enhance reliability.

⑥	System for Reporting to the Corporate Auditor and Ensuring Effective Auditing

-	Since the first Regular General Meeting of Shareholders in May 2016, we have enhanced the independence and functionality of the Audit and Supervisory Board by adding one independent outside corporate auditor who makes judgments from an independent and objective standpoint according to their convictions.

-	In this business year, five corporate auditors (including three outside corporate auditors), newly appointed at the eighth Regular General Meeting of Shareholders, have been reported on the execution and results of various projects formed based on the fiscal year policy by four department heads and responsible parties of each department. Furthermore, these five corporate auditors (including three outside corporate auditors) participated in a survey conducted by a third party for the effectiveness evaluation of the Board of Directors and have shared the identified issues.

-	Directors invite corporate auditors to attend meetings related to significant business executions to ensure the effectiveness of the audits. The representative director and the corporate auditors regularly exchange opinions to facilitate mutual communication, and the directors assist in ensuring effective communication and information exchange between the corporate auditors and outside directors, as well as directors of subsidiaries, to support the performance of the corporate auditors’ duties.

-	In this business year, in addition to exchanging information with outside directors, we have held the “Group Audit and Supervisory Board Liaison Committee” to coordinate with the corporate auditors and internal audit departments of subsidiaries, striving for audits of high effectiveness.

Consolidated financial statements

Consolidated Balance Sheet

(as of February 29, 2024)

(In millions of yen)

Items	Amounts	Items	Amounts
(Assets)		(Liabilities)
Current assets	74,709	Current liabilities	82,657
Cash and deposits	21,135	Notes payable and accounts payable	48,671
Accounts receivable-trade	375	Current portion of long-term borrowings	5,300
Inventory assets	17,039	Accrued income taxes, etc.	2,462
Accounts receivable-other	30,027	Reserve for bonuses	2,254
Other	6,152	Reserve for store closure losses	295
Allowance for doubtful accounts	∆21	Reserve for shareholder benefits	387
Fixed assets	210,795	Other	23,285
Tangible fixed assets	146,758	Fixed liabilities	52,597
Buildings and structures	60,292	Long-term borrowings	39,125
Machinery, equipment, and vehicles	6,111	Reserve for sublease losses	45
Tools, equipment, and fixtures	14,054	Reserve for store closure losses	714
Land	55,364	Retirement benefit liabilities	23
Construction in progress	10,705	Asset retirement obligations	5,900
Other	229	Other	6,787
Intangible fixed assets	16,391	Total liabilities	135,254
Goodwill	8,944	(Net assets)
Other	7,446	Shareholders’ equity	149,029
Investments and other assets	47,646	Capital	10,000
Investment securities	2,339	Capital surplus	104,325
Deferred tax assets	11,017	Retained earnings	38,226
Retirement benefit assets	2,915	Treasury stock	∆3,522
Guarantee deposits	30,313	Other accumulated comprehensive income	1,000
Other	1,104	Valuation difference on other securities	∆95
Allowance for doubtful accounts	∆43	Accumulated retirement benefit adjustments	1,095
		Stock acquisition rights	220
		Total net assets	150,250
Total assets	285,505	Total liabilities and net assets	285,505

Consolidated Income Statement

(From March 1, 2023 to February 29, 2024)

(In millions of yen)

Items	Amounts
Net sales		690,498
Cost of sales		492,146
Gross profit		198,351
Operating revenue		16,159
Gross operating income		214,510
Selling, general, and administrative expenses		207,603
Operating income		6,907
Non-operating income
Interest income	24
Dividend income	37
Investment gain on equity method	36
Subsidy income	162
Insurance money received	92
Other	48	401
Non-operating expenses
Interest expenses	176
Commissions paid	45
Restoration costs	40
Disaster losses	51
Other	64	379
Ordinary income		6,929
Extraordinary income
Gain on sale of investment securities	203
Gain on sale of shares of subsidiaries and affiliates	80
Compensation income	262	545
Extraordinary losses
Impairment losses	2,679
Provision of reserve for store closure losses	1,010
Store closure losses	131	3,820
Net income before income taxes		3,654
Corporate, resident, and business taxes	3,176
Income taxes-deferred	∆530	2,646
Net income		1,008
Net income attributable to owners of parent		1,008

Consolidated Statement of Changes in Shareholders’ Equity

(From March 1, 2023 to February 29, 2024)

(In millions of yen)

	Shareholders’ equity
	Capital	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity
Balance at the beginning of the current term	10,000	104,323	39,272	∆3,574	150,021
Changes during the term
Dividend of surplus			∆2,053		∆2,053
Net income attributable to owners of parent			1,008		1,008
Acquisition of treasury stock				∆1	∆1
Disposal of treasury stock		1		52	54
Changes in items other than shareholders’ equity during the term (net)
Total changes during the term	－	1	∆1,045	51	∆992
Balance at the end of the current term	10,000	104,325	38,226	∆3,522	149,029

	Other accumulated comprehensive income			Stock acquisition rights	Total net assets
	Valuation difference on other securities	Accumulated retirement benefit adjustments	Total of other accumulated comprehensive income
Balance at the beginning of the current term	15	∆241	∆226	226	150,022
Changes during the term
Dividend of surplus					∆2,053
Net income attributable to owners of parent					1,008
Acquisition of treasury stock					∆1
Disposal of treasury stock					54
Changes in items other than shareholders’ equity during the term (net)	∆110	1,337	1,227	∆6	1,221
Total changes during the term	∆110	1,337	1,227	∆6	228
Balance at the end of the current term	∆95	1,095	1,000	220	150,250

Consolidated notes

1.	Important matters that provide the basis for the preparation of consolidated financial statements

(1)	Matters related to the scope of consolidation

Number of consolidated subsidiaries	12

Name of consolidated subsidiaries

The Maruetsu, Inc., Kasumi Co., Ltd., MaxValu Kanto Co., Ltd.,
Maruetsu Fresh Foods Co., Ltd., Rose Corp.,
Kasumi Green Co., Ltd., Maruetsu Development Co., Ltd., Clover Shoji Co., Ltd.,
Food Quality Control Center Co., Ltd., Marco Co., Ltd., AsuBiz Support Co., Ltd.,

and Kasumi Mirai Co., Ltd.

Kyoei A&I Co., Ltd. is no longer our consolidated subsidiary because we transferred all its shares we had held.

(2)	Matters related to the application of the equity method

Number of affiliated companies	3

Name of affiliated companies

Seibu Co., Ltd., Japan Logistics Future Education Center Co., Ltd., and SO Co., Ltd.ー

(3)	Matters related to the business year, etc. of consolidated subsidiaries

The settlement date of consolidated subsidiaries corresponds with the consolidated settlement date.

(4)	Matters related to accounting policy

①	Important asset valuation standards and valuation methods

a.	Securities

Other securities

Securities other than shares, etc. which do not have market prices

Market value method (Valuation differences are recognized as a component of shareholders’ equity, and selling prices are calculated using the moving average method)

Shares, etc. which do not have market prices

Cost method based on the moving average method

b.	Inventory assets

i.	Merchandise

Mainly the cost method based on the retail method (Amounts valued in the Consolidated Balance Sheet are calculated by devaluing the book value based on the decline in profitability) The last cost method is used for part of the merchandise, however.

ii.	Stored goods

Last cost method

②	Depreciation method for important depreciable assets

a.	Tangible fixed assets (excluding lease assets)

Straight line method

The service life of major assets is as listed below.
Buildings and structures　　　　　8-39 years

b.	Intangible fixed assets (excluding lease assets)

Straight line method
For software we use internally, the straight line method based on the period of time during which it can be used internally (five years) is used.

c.	Lease assets

Lease assets involved in finance leases exempt from passage of title
The straight line method with the lease period as the service life and the residual value at zero (If there is an agreement on residual value guarantee in the lease contract, the amount of residual value guaranteed applies) is used.

③	Standards for recognition of significant allowances and reserves

a.	Allowance for doubtful accounts

To prepare for losses incurred from bad debts, for general accounts receivable, we recognize the amount of accounts receivable not expected to be collected based on the bad debt record rate, and for particular accounts receivable such as those feared to become uncollectible, we do so taking into consideration the collectability of each account.

b.	Reserve for bonuses

To prepare for the payment of bonuses to employees, we recognize those of amounts expected to be paid in the future which have to be done so during the current consolidated fiscal year.

c.	Reserve for store closure losses

To prepare for losses incurred from store closures, we recognize the expected amount of losses associated with store closures such as reasonably expected penalties for cancellations made halfway through contracts.

d.	Reserve for shareholder benefits

To prepare for the defraying of expenses based on the shareholder benefit program, we recognize the amount of benefits expected at the end of the current consolidated fiscal year to be used in the future, based on the past record of use of the program.

e.	Reserve for sublease losses

To prepare for losses incurred from store closures during the rest of the term of lease contracts, we recognize the amount obtained by deducting the expected total amount of rent income through subleases from the total amount of rents and other expenses we are required to pay.

④	Standards for recognition of revenues and expenses

The U.S.M.H. Group is mainly engaged in supermarket business centered on food. Since we determine that in this business, we fulfill our duty we should perform to customers when we deliver merchandise to them, we recognize revenues when we do so.

If we consider that the Group acts as an agency in merchandise sales, we recognize as revenue the net amount of sales obtained by deducting the amount paid to suppliers from the total amount of compensation received by customers.

⑤	Accounting method for retirement benefits

a.	How to attribute the period for the expected amount of retirement benefits

When retirement benefit obligations are calculated, the method to attribute the expected amount of retirement benefits to the period up to the end of the current consolidated fiscal year is based on the benefit calculation standards.

b.	How to treat mathematical calculation differences and past service costs

Differences in mathematical calculations are distributed using the straight line method based on a certain number of years (ten years) within the average remaining service period of employees in each consolidated fiscal year when such differences arise, and the result thus obtained is treated as expenses from the consolidated fiscal year following the one when such differences arise.

Past service costs are treated as expenses using the straight line method based on a certain number of years (ten years) within the average remaining service period of employees when such costs arise.

Unrecognized mathematical calculation differences and unrecognized past service costs are recognized as part of the accumulated adjustments related to retirement benefits in the other accumulated comprehensive income in the section of net assets after tax effect adjustments.

⑥	Goodwill amortization method and amortization period

Goodwill is amortized equally over 20 years.

⑦	Other important matters to prepare consolidated financial statements

Amounts are indicated by discarding fractions less than one million yen.

2.	Notes on changes in presentation methods

Consolidated Income Statement

Restoration costs included in “Other” of “Non-operating expenses” in the previous consolidated fiscal year are recognized as a separate item in the current consolidated fiscal year and thereafter because they have gained importance.

Restoration costs included in “Other” of “Non-operating expenses” in the previous consolidated fiscal year were eleven million yen.

3.	Notes on changes in accounting estimates

Those of items recognized in the current consolidated fiscal year based on accounting estimates which may have significant effects on consolidated financial statements in the following consolidated fiscal year are as listed below.

Impairment of fixed assets

(1)	Amounts recognized in the current consolidated fiscal year

Tangible fixed assets	146,758 million yen
Impairment loss	2,656 million yen

(2)	Information on important accounting estimates

If, in particular, the recoverable amount of stores’ fixed assets is smaller than their book value, the book value is decreased to the recoverable amount, and the decrease is considered as impairment loss and recognized as extraordinary loss.

When the recoverable amount is calculated, future cash flows are estimated using as major assumptions the actual operating income and loss of each store and the company in the current consolidated fiscal year as well as increases and decreases in sales, cost rates, personnel expenses, and other various expenses expected when measures are taken in the future.

If amounts that actually arise due to unexpected changes such as changes in the competitive environment that surrounds stores and trends in consumer spending differ from these estimates, new impairment losses may arise in the following consolidated fiscal year.

4.	Notes on the Consolidated Balance Sheet

(1) Accumulated depreciation of tangible fixed assets	184,711 million yen
(2) Assets put up as security and obligations on security

①Assets put up as security
Cash and deposits	1 million yen
Buildings and structures	1,466 million yen
Land	2,229 million yen
Total	3,696 million yen

②Obligations related to the above
Bills payable and accounts payable	1 million yen
Other (deposits received)	235 million yen
Total	237 million yen

③Other assets deposited in accordance with the Real Estate Brokerage Act Guarantee deposits	10 million yen
(3) Guarantee obligations

Guarantee for the purchasing debts of affiliated companies	21 million yen

5.	Notes on the Consolidated Statement of Changes in Shareholders’ Equity, etc.

(1)	Matters related to the total number of shares issued

Common shares	131,681,356 shares

(2)	Matters related to dividends of surplus

①	Dividends paid

Resolution	Type of shares	Source of dividends	Total dividends (in millions of yen)	Dividend per share (yen)	Record date	Effective date
Board of Directors, April 11, 2023	Common shares	Retained earnings	1,026	8.00	February 28, 2023	May 2, 2023
Board of Directors, October 10, 2023	Common shares	Retained earnings	1,026	8.00	August 31, 2023	October 16, 2023

② Dividends whose record date belongs to the current consolidated fiscal year but whose effective date belongs to the following consolidated fiscal year are as listed below.

Resolution	Type of shares	Source of dividends	Total dividends (in millions of yen)	Dividend per share (yen)	Record date	Effective date
Board of Directors, April 9, 2024	Common shares	Retained earnings	1,026	8.00	February 29, 2024	May 9, 2024

(3)	Type and number of shares for which stock acquisition rights were granted at the end of the current consolidated fiscal year (excluding stock acquisition rights which have not seen the arrival of the first day of the period during which they can be exercised)

Common shares	215,200 shares

6.	Notes on financial instruments

(1)	Matters related to the status of financial instruments

①	Policy for working on financial instruments

The U.S.M.H. Group manages its funds using short-term, highly safe deposits, etc. It procures working and other funds necessary for capital investments and other purposes mainly through borrowings from banks.

②	Details of financial instruments and their risks as well as the risk management system

Accounts receivable-trade and accounts receivable-other constitute short-term trade claims for business partners. Guarantee deposits are paid chiefly to lease real estate for stores. Accounts receivable-trade, accounts receivable-other, and guarantee deposits are exposed to the credit risks of business partners.

We have put in place a system to analyze concerns about collectability due to worsening financial conditions and other factors early by monitoring the status of business partners concerning the credit risks of accounts receivable-trade, accounts receivable-other, and guarantee deposits.

Of the investment securities, shares consist mainly of shares in businesses with which we have business relationships, and listed shares are exposed to risks of fluctuation in market prices. Unlisted shares are exposed to the credit risks of their issuers. Risks involved in shares are managed by analyzing market prices and the financial condition of their issuers periodically.

Bills payable and accounts payable constitute short-term trade claims for suppliers.

Of the borrowings, short-term borrowings consist mainly of funds procured chiefly for business transactions, and long-term ones comprise funds procured primarily for capital investments. Borrowings with variable interest rates are exposed to risks of fluctuations in interest rate.

Bills payable, accounts payable, and borrowings are exposed to liquidity risks (the risk of becoming unable to pay on the day of payment), but the U.S.M.H. Group manages them using methods such as the preparation by each company of monthly fund management plans.

③	Supplementary explanations about matters related to the market prices, etc. of financial instruments

In addition to prices based on market prices, the market prices of financial instruments include reasonably calculated prices if market prices are not available. Variable factors are included in the calculation of such prices, and therefore, such prices may fluctuate depending on the different prior conditions and other factors used.

(2)	Matters related to the market prices, etc. of financial instruments

The amounts recognized in the Consolidated Balance Sheet, market prices, and differences between the two are as listed below. Shares and other instruments without market prices are not in the table below (Please see the notes). Notes are omitted for cash, and they are also omitted for deposits, accounts receivable-trade, and accounts receivable-other, bills payable and accounts payable, short-term borrowings, and accrued corporate taxes, etc. because their market prices are very close to their book value as they are settled in a short period of time.

(In millions of yen)

	Amounts recognized in the Consolidated Balance Sheet	Market prices	Differences
① Investment securities
Other securities	975	975	－
② Guarantee deposits	30,313
Allowance for doubtful accounts (*1)	∆8
	30,304	29,054	∆1,250
Total assets	31,280	30,030	∆1,250
Long-term borrowings (*2)	44,425	43,495	∆929
Total liabilities	44,425	43,495	∆929

(*1)	The allowance for doubtful accounts provided for guarantee deposits is deducted.
(*2)	The current portion of long-term borrowings is included.

(Note) Shares, etc. without market prices

　　　　　　　　　　　　　　　　　　　　　　　　　　　　　　　　　　(In millions of yen)

Category	Amounts recognized in the Consolidated Balance Sheet
Shares in affiliated companies	210
Unlisted shares	1,153

These shares are not included in “Other securities” in the above table.

(3) Matters related to the breakdown, etc. of financial instruments by the appropriate category of market prices

The market prices of financial instruments are classified into the three levels specified below according to the observability and importance of inputs used to calculate them.

Market Price Level 1: Market price calculated based on (unadjusted) market prices in the active market for the same assets or liabilities

Market Price Level 2: Market price calculated using directly or indirectly observable inputs other than Level 1 inputs

Market Price Level 3: Market price calculated using important yet unobservable inputs

If two or more inputs that may have significant effects on the calculation of market prices are used, market prices are classified into that of levels associated with such inputs which the lowest priority is given to in the calculation of market prices.

①	Financial instruments recognized in market price in the Consolidated Balance Sheet

Category	Market prices (in millions of yen)
	Level 1	Level 2	Level 3	Total
Investment securities
Other securities
Shares	975	－	－	975
Total assets	975	－	－	975

②	Financial instruments other than those recognized in market price in the Consolidated Balance Sheet

Category	Market prices (in millions of yen)
	Level 1	Level 2	Level 1	Total
Guarantee deposits	－	29,054	－	29,054
Total assets	－	29,054	－	29,054
Long-term borrowings	－	43,495	－	43,495
Total liabilities	－	43,495	－	43,495

(Note) Explanations about the valuation method used to calculate market prices and inputs used to calculate market prices

Assets

Investment securities

Listed shares are valued using market prices. Since listed shares are traded in active markets, their market prices are classified into Level 1.

Guarantee deposits

The market price of guarantee deposits is calculated using the price obtained by deducting the estimated amount of accounts that become irrecoverable from the present value discounted by the risk-free rate that corresponds to the future cash flow calculated based on the term of contract, and the market prices thus obtained are classified into Level 2.

Liabilities

Long-term borrowings

Long-term borrowings are based on fixed interest rates, and the total amount of principals and interest divided into certain periods of time is calculated using the present value that is discounted by the interest rate obtained by adding credit risks to the risk-free rate. The market prices thus obtained are classified into Level 2.

7. Note on real estate such as leases

(1) Matters related to the status of real estate such as leases

Some of the subsidiaries own commercial facilities, etc. for rent in the capital area.

Since some of such facilities are used by some of the consolidated subsidiaries in the U.S.M.H. Group, they are recognized as real estate that includes portions used as real estate such as leases.

Rent revenues from such real estate during the term ended February 2024 were 1,998 million yen (rent revenues recognized as operating revenues and major rent expenses recognized as selling, general, and administrative expenses), and impairment losses were 219 million yen (recognized as extraordinary loss).

(2) Matters related to the market prices, etc. of real estate such as leases

(In millions of yen)

	Amounts recognized in the Consolidated Balance Sheet			Market prices at the end of the current consolidated fiscal year
	Balance at the beginning of the current consolidated fiscal year	Increases/decreases during the current consolidated fiscal year	Balance at the end of the current consolidated fiscal year
Real estate such as leases	12,367	∆1	12,366	10,338
Real estate that includes portions used as real estate such as leases	10,260	∆564	9,696	10,425

(Notes)	1.	The amounts recognized in the Consolidated Balance Sheet represent the amount obtained by deducting the accumulated depreciation expenses and accumulated impairment losses from the acquisition prices．
2.	Major increases during the current consolidated fiscal year include 349 million yen for the acquisition of real estate and two million yen for changes of use of real estate such as leases, and major decreases include 699 million yen for depreciation expenses and 219 million yen for impairment losses.
3.	The market prices at the current consolidated fiscal year represent the amounts calculated by us mainly based on the Japan Real Estate Appraisal Standards (including those adjusted using indicators, etc.) or those calculated by obtaining appraisal reports from appraisal agencies.

8. Notes on revenue recognition

(1) Information on the dissolution of revenues arising from contracts with customers

The U.S.M.H. Group consists of a single segment that is engaged in supermarket business, and the information on the dissolution of revenues arising from contracts with major customers is as listed below.

(In millions of yen)

Category	Current consolidated fiscal year
Sale of merchandise (sales)	690,498
Other (operating revenue)	5,720
Total	696,219

(Note) In the current consolidated fiscal year, revenues other than those arising from contracts with customers which were included in the operating revenues in the Consolidated Income Statement were 10,438 million yen.

(2)	Information that provides the basis for the understanding of revenues

The sale of merchandise (sales) consists mainly of the sale of merchandise such as food, daily necessities, and other items at supermarkets. Determining that we fulfill our performance obligations when we deliver merchandise to customers, we recognize these revenues when we do so. In general, we collect payments for merchandise within one month, mainly at the time of merchandise delivery.

“Other (operating revenue)” mainly comprises revenues from commissions associated with purchasing for internal consumption. Determining that performance obligations are fulfilled according to use, we recognize these revenues when services are provided. In general, we collect payments within one month in accordance with contracts with business partners.

(3)	Information to understand amounts in the current consolidated fiscal year and the following consolidated fiscal year and thereafter

①	Balance of contract liabilities, etc.

The balance of contract liabilities arising from contracts with customers at the beginning and end of the term is as listed below.

(In millions of yen)

Current consolidated fiscal year
Balance at the beginning of the term	1,862
Balance at the end of the term	2,910

In the Consolidated Balance Sheet, contract liabilities are recognized as part of the “Other current liabilities.” Contract liabilities consist mainly of the balance of points and gift certificates issued by us for which we have not fulfilled our performance obligations by the end of the term.

Those of revenues recognized in the current consolidated fiscal year which were included in the balance of contract liabilities at the beginning of the term were 789 million yen.

②	Transaction prices distributed to residual performance obligations

At the end of the current consolidated fiscal year, the total transaction prices distributed to residual performance obligations associated with gift certificates, etc. were 1,758 million yen. We expect to recognize revenues for these residual performance obligations during the next one to ten years as gift certificates, etc. are used.

The reporting of contracts whose initial expected term is one year or less is omitted by applying practical expedients.

9.	Notes on per-share information

(1) Net assets per share	1,168.73 yen
(2) Net income per share	7.85 yen
(3) Diluted net income per share	7.84 yen

10.	Notes on important subsequent events

Not applicable

Financial statements

Balance Sheet

(as of February 29, 2024)

(In millions of yen)

Items	Amounts	Items	Amounts
(Assets)		(Liabilities)
Current assets	7,898	Current liabilities	2,436
Cash and deposits	2,106	Current portion of long-term borrowings	300
Accounts receivable-trade	4	Reserve for shareholder benefits	96
Inventory assets	30	Other	2,040
Other	5,755	Fixed liabilities	31,272
Fixed assets	152,581	Long-term borrowings	31,250
(Tangible fixed assets)	1,287	Asset retirement obligations	22
Buildings	503
Structures	19	Total liabilities	33,709
Machierby and equipment	641	(Net assets)
Vehicles	5	Shareholders’ equity	126,549
Tools, equipment, and fixtures	78	Capital	10,000
Construction in progress	38	Capital surplus	117,315
(Intangible fixed assets)	3,643	Capital reserve金	2,500
Trademark rights	3	Other capital surplus	114,815
Software	3,257	Retained earnings	2,756
Software in progress	382	Other retained earnings	2,756
Other	0	Retained earnings carried forward	2,756
(Investments and other assets)	147,650	Treasury stock	∆3,522
Shares in affiliated companies	127,126	Stock acquisition rights	220
Long-term loans for affiliated companies	20,300
Other	223	Total net assets	126,770
Total assets	160,479	Total liabilities and net assets	160,479

Income Statement

(From March 1, 2023 to February 29, 2024)

(In millions of yen)

Items	Amounts
Operating revenue		7,589
Operating expenses
Cost of sales	337
Selling, general, and administrative expenses	4,579	4,917
Operating income		2,672
Non-operating income
Interest income	70
Other	5	75
Non-operating expenses
Interest expenses	109
Other	52	161
Ordinary income		2,586
Net income before tax		2,586
Corporate, resident, and business taxes		6
Net income		2,580

Statement of Changes in Shareholders’ Equity

(From March 1, 2023 to February 29, 2024)

(In millions of yen)

	Shareholders’ equity
	Capital	Capital surplus
		Capital surplus	Other capital surplus	Total capital suyplus
Balance at the beginning of the current term	10,000	2,500	114,813	117,313
Changes during the term
Dividend of surplus
Net income
Acquisition of treasury stock
Disposal of treasury stock			1	1
Changes in items other than shareholders’ equity during the term (net)
Total changes during the term	－	－	1	1
Balance at the end of the current term	10,000	2,500	114,815	117,315

	Shareholders’ equity				Stock acquisition rights	Total net assets
	Retained earnings		Treasury stock	Total shareholders’ equity
	Other retained earnings	Total retained earnings
	Retained earnings carried forward
Balance at the beginning of the current term	2,229	2,229	∆3,574	125,969	226	126,196
Changes during the term
Dividend of surplus	∆2,053	∆2,053		∆2,053		∆2,053
Net income	2,580	2,580		2,580		2,580
Acquisition of treasury stock			∆1	∆1		∆1
Disposal of treasury stock			52	54		54
Changes in items other than shareholders’ equity during the term (net)					∆6	∆6
Total changes during the term	526	526	51	580	∆6	574
Balance at the end of the current term	2,756	2,756	∆3,522	126,549	220	126,770

Notes to non-consolidated financial statements

1.	Notes on matters related to important accounting policy

(1)	Asset valuation standards and methods

Shares in affiliated companies

Cost method based on the moving average method

(2)	Depreciation methods for fixed assets

①	Tangible fixed assets

Straight line method

The service life of major assets is as listed below.

Buildings	8-31 years
Machinery and equipment	10-12 years
Tools, equipment, and fixtures	3-20 years

②	Intangible fixed assets

Straight line method The depreciation of software used internally is based on the period during which it can be used internally (five years).

(3)	Valuation standards and methods for inventory assets

The valuation standards are based on the cost method (depreciating book value according to decline in profitability).

①	Products and work in progress

General average method

②	Raw materials and stored goods

Last purchase cost method

(4)	Standards for recognizing reserves

Reserve for shareholder benefits

To prepare for the incurrence of expenses based on the shareholder benefit program, we recognize those of amounts expected to be used in the future at the end of the current fiscal year which we should pay, based on the results of use of the program.

(5)	Standards for recognizing revenues and expenses

Revenues arising from contracts between the U.S.M.H. Group, a holding company, and customers consist mainly of management fees from its subsidiaries. The obligation we should perform is to provide services on contract to subsidiaries in accordance with the content of contracts, and we recognize management fees as revenues according to the progress in the performance of the obligation.

(6)	Other important matters that provide the basis for the preparation of financial statements

Amounts are indicated by discarding fractions less than one million yen

2.	Notes on the Balance Sheet

(1) Accumulated depreciation of tangible fixed assets	239 million yen
(2) Short-term monetary claims for affiliated companies	5,056 million yen
(3) Short-term monetary liabilities for affiliated companies	503 million yen
(4) Monetary liabilities for directors and corporate auditors	6 million yen

3.	Notes on the Income Statement

Transactions with affiliated companies

① Business transactions
Operating revenue
Dividend income	3,984 million yen
Management fees	1,955 million yen
Service revenue	1,467 million yen
Sales	78 million yen
Operating expenses
Selling, general, and administrative expenses	903 million yen
Cost of sales	5 million yen
② Transactions other than business transactions	71 million yen

4.	Notes on the Statement of Changes in Shareholders’ Equity

Matters related to the number of treasury stock

Common shares	3,311,059 shares

5.	Notes on tax effect accounting

Breakdown of deferred tax assets and deferred tax liabilities by cause

Deferred tax assets
Losses carried forward	1,515 million yen
Stock compensation expenses	33 million yen
Shares in affiliated companies	17 million yen
Other	1 million yen
Subtotal of deferred tax assets	1,567 million yen
Valuation reserve for tax losses carried forward	∆1,515 million yen
Valuation reserve for the total of deductible temporary differences, etc.	∆52 million yen
Total deferred tax assets	－ million yen

6.	Notes on transactions with the parties concerned

Parent company of the U.S.M.H. Group

(In millions of yen)

Type	Name of companies, etc.	Percentage of voting rights, etc. owned (Note)	Relationship with the persons concerned	Details of transactions	Amount of transactions	Item	Balance at the end of the term
Parent company	Aeon Co., Ltd.	Owned by the parent Direct: 53.7％ Indirect: 52.4％	Holding offices concurrently	Sales commissions	782	Other (current liabilities)	430
				Deposit of funds	10,000	Other (current liabilities)	3,000
				Recovery of funds	7,000

Terms and conditions of transactions and policy to decide them

(Note)	Aeon Co., Ltd. holds 100% of voting rights at Aeon Market Investment Inc., which holds 52.4% of voting rights at the U.S.M.H. Group (The capital contribution ratio is 51.0%).

Subsidiaries of the U.S.M.H. Group

(In millions of yen)

Type	Name of companies, etc.	Percentage of voting rights, etc. owned	Relationship with the persons concerned	Details of transactions	Amount of transactions	Item	Balance at the end of the term
Subsidiary	The Maruetsu, Inc.	Ownership Direct: 100.0％	Business administration Holding offices concurrently	Management fee	999	Other (current liabilities)	274
				Loan of funds (Note)	7,500	Long-term loans for affiliated companies	15,000
				Receipt of interest	44	－	－
Subsidiary	Kasumi Co., Ltd.	Ownership Direct: 100.0％	Business administration Holding offices concurrently	Management fee	850	Other (current liabilities)	233
				Loan of funds (Note)	2,000	Long-term loans for affiliated companies	4,000
				Receipt of interest	11	－	－
Subsidiary	MaxValu Kanto Co., Ltd.	Ownership Direct: 100.0％	Business administration Holding offices concurrently	Loan of funds (Note)	6,500	Other (current liabilities)	1,300
				Collection of funds	7,050
				Loan of funds (Note)	－	Long-term loans for affiliated companies	1,300
				Collection of funds	200
				Receipt of interest	14	Other (current liabilities)	1

Terms and conditions of transactions and policy to decide them

(Note) The loan of funds is decided taking market interest rates into consideration.

7.	Notes on revenue recognition

Information that provides the basis for the understanding of revenue

The information that provides the basis for the understanding of revenue is as described in (5) “Standards for recognizing revenues and expenses in the “1. Notes on matters related to important accounting policy.”

8. Notes on per-share information

(1) Net assets per share	985.82 yen
(2) Net income per share	20.10 yen
(3) Diluted net income per share	20.7 yen

9. Notes on important subsequent events

Not applicable